UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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ProPetro Holding Corp.

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ProPetro Holding Corp.
1706 S. Midkiff
Midland, Texas 79701
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2021

Dear Stockholders:
We cordially invite you to attend the 2021 annual meeting of stockholders of ProPetro Holding Corp., a Delaware corporation (“ProPetro,” “we,” “our” or the “Company”) to be held May 17, 2021 at 10:00 a.m. (Central time). In light of the public health impact of the coronavirus, or COVID-19, outbreak and taking into account federal, state and local guidance that has been issued, ProPetro has determined that the annual meeting will be held in a virtual-only meeting format, with log-in beginning at 9:45 a.m. (Central time). At the meeting, we will ask stockholders to:
1.
Elect the eight directors named in the proxy statement to the Board of Directors;

2.
Approve on an advisory basis our named executive officers’ compensation;

3.
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.
Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on March 22, 2021 are entitled to notice of, and to vote at, the annual meeting, or any continuation, postponement or adjournment thereof. A stockholders’ list will be available at our offices at 1706 S. Midkiff, Midland, Texas 79701 for a period of ten days prior to the meeting and on the virtual meeting website for the duration of the meeting.
The annual meeting will be completely virtual and conducted via live audio webcast because of the public health impact of the COVID-19 pandemic to enable our stockholders to participate from any location around the world that is convenient to them. You will be able to attend the meeting by first registering at http://www.viewproxy.com/propetro/2021. You will receive a meeting invitation by email with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and the Company. You may vote during the meeting by following the instructions that will be available on the virtual meeting website during the meeting.
If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 annual meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www.viewproxy.com/propetro/2021. On the day of the annual meeting, you may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
Your vote is important. Regardless of whether you plan to attend the virtual meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.
By order of the Board of Directors,
Newton W. Wilson III
General Counsel and Corporate Secretary
March 26, 2021
YOUR VOTE IS IMPORTANT
Your vote is important. We urge you to review the accompanying proxy statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

ProPetro Holding Corp.
1706 S. Midkiff
Midland, Texas 79701
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
Our Board of Directors (the “Board”) is soliciting proxies for the 2021 annual meeting of stockholders to be held on May 17, 2021 at 10:00 a.m. (Central Time), via a virtual-only meeting format, and at any continuations, adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
We will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of us, without additional compensation, personally or by telephone. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
This proxy statement and our Annual Report on Form 10-K to stockholders for the year ended December 31, 2020 will be mailed on or about March 26, 2021 to our stockholders on the record date.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2021.
This proxy statement and our 2020 Annual Report on Form 10-K to stockholders are each available at http://www.viewproxy.com/propetro/2021. Stockholders may receive directions to attend the virtual meeting by calling 1 (866) 612-8937 or by e-mailing virtualmeeting@viewproxy.com.
QUESTIONS AND ANSWERS
Q:
Who can attend and vote at the meeting?

A:
The Board set March 22, 2021 as the record date for the meeting. You can attend and vote at the meeting if you were a holder of our common stock at the close of business on the record date, March 22, 2021, or if you are a holder of a valid proxy for the meeting.

Q:
How do I attend the meeting?

A:
To attend the annual meeting, you must register in advance at http://www.viewproxy.com/propetro/2021 by May 15, 2021 at 11:59 pm.

Stockholders of Record.   If you are a stockholder of record or an appointed proxyholder of a stockholder of record, follow the instructions on the meeting website and enter the 11-digit control number found on your proxy card or voting instruction form you previously received along with the meeting password in order to be admitted to the meeting. You may vote during the meeting by following the instructions that will be available on the virtual meeting website during meeting.
Beneficial Holders.   If you are a beneficial holder, meaning you hold your shares through a broker, bank or other nominee, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 annual meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://www.viewproxy.com/propetro/2021. You may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

If you experience any technical difficulties during the check-in time or during the annual meeting or trouble accessing the annual meeting’s website, please call (US) 1 (866) 612-8937 or (international) 1 (973) 873-7684. You can also e-mail virtualmeeting@viewproxy.com for assistance.
Q:
What proposals will be voted on at the meeting?

A:
Three proposals are scheduled to be voted upon at the meeting. At the meeting we will ask stockholders to:

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Elect the eight directors named in this proxy statement as members of the Board to serve until our 2022 annual meeting of stockholders;

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Approve on an advisory basis our named executive officers’ compensation; and

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Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q:
Why did I receive a Notice of Internet Availability of Proxy Materials?

A:
As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our 2020 annual report to stockholders available electronically via the Internet. On or about March 26, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2020 annual report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2020 annual report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Q:
How do I cast my vote?

A:
We recommend that stockholders vote by proxy even if they plan to attend the virtual annual meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

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by Telephone — You can vote by telephone by calling 1 (866) 804-9616 and following the instructions on the proxy card; or

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by Internet — You can vote over the Internet at www.AALVote.com/PUMP by following the instructions on the Internet Notice or proxy card; or

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by Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

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Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 16, 2021.

In the event that you submit a proxy but do not indicate any voting instructions, your shares will be voted as recommended by the Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any continuation, postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting other than the proposals noted herein.
If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the voting instruction card in the addressed, postage paid envelope provided by your broker, bank or other nominee.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on “routine” matters, but not on non-routine matters. The only “routine” matter to be voted upon at the meeting is the ratification of the appointment of independent auditors.
Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors or the non-binding advisory vote on our executive officer compensation unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank or other nominee and wish to be able to vote during the meeting, you must obtain a legal proxy from your broker, bank or other nominee and provide such legal proxy during registration, and you will be assigned a virtual control number in order to vote your shares during the annual meeting. You may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.
Q:
Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our General Counsel and Corporate Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the virtual meeting and voting during the meeting, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting during the virtual meeting if you obtain a legal proxy as described above.

Q:
How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote (i) “FOR” each of the eight nominees named in this proxy statement to our Board, (ii) “FOR” the advisory approval of our named executive officers’ compensation and (iii) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q:
Can I ask questions before or during the annual meeting?

A:
Stockholders who wish to submit a question in advance may do so at http://www.viewproxy.com/propetro/2021. Stockholders also may submit questions live during the annual meeting. The Company is committed to transparency. All questions received before or during the annual meeting, and the Company’s responses, will be posted to our Investor Relations website at https://ir.propetroservices.com/ promptly after the annual meeting. Personal details may be omitted for data protection purposes. If we receive substantially similar questions, we may group these questions together and provide a single response to avoid repetition.

Q:
Who will count the vote?

A:
The inspector of election will count the vote. Alliance Advisors will act as the inspector of election.

Q:
What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present online or represented by proxy. A stockholder will be considered present at the virtual annual meeting by logging in to the annual meeting using their unique control number and meeting password or by appointing a proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote during the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.

Votes withheld, abstentions and broker non-votes (discussed below) are counted as present and entitled to vote for purposes of determining a quorum.
Q:
What happens if there is not a quorum at the meeting?

A:
Pursuant to our bylaws, the meeting may be adjourned by a majority of the shares represented at the meeting to reconvene at the same or some other place. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjournment shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than 30 days, no additional notice will be delivered.

Q:
What is an abstention and how will votes withheld and abstentions be treated?

A:
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposals regarding the advisory approval of our named executive officers’ compensation and the ratification of the appointment of our independent registered public accounting firm, represent a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld have no effect on the election of directors. Abstentions have the effect of a vote “AGAINST” in the case of the advisory approval of our named executive officers’ compensation and the ratification of the appointment of our independent registered public accounting firm.

Q:
What are broker non-votes and how will they be treated?

A:
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the advisory approval of our named executive officers’ compensation. Broker non-votes will have no effect on the election of directors or the advisory approval of our named executive officers’ compensation.

Q:
What vote is required to approve each item?

A:
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of members of the Board.	The plurality of the votes cast. This means that the eight nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.
Proposal 2 — Approval on an advisory basis of our named executive officers’ compensation.	The affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, online or by proxy, and entitled to vote.
Proposal 3 — Ratification of appointment of independent registered public accounting firm.	The affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, online or by proxy, and entitled to vote.

Q:
What does it mean if I get more than one Internet Notice or more than one set of proxy materials?

A:
Your shares are probably registered in more than one account. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Q:
How many votes can I cast?

A:
On all matters you are entitled to one vote per share of common stock that you held as of the record date.

Q:
Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at our annual meeting. The final results will be published in a current report on Form 8-K to be filed by us with the SEC within four business days of our annual meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
At the 2021 annual meeting, eight directors are to be elected. All nominees are currently directors. Each director is to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. Directors hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. The following table shows information for the directors as of March 6, 2021.
The nominees have consented to being nominated and have expressed their intention to serve if elected. We believe that the nominees possess the professional and personal qualifications necessary for board service and have highlighted particularly noteworthy attributes for the nominees in their biographies below. We have no reason to believe that the nominees will be unable to serve if elected to office, and, to our knowledge, the nominees intend to serve the entire term for which election is sought. In the event any of the nominees should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board or the Board may elect to reduce its size. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.
In 2018, we entered into an investor rights agreement (the “Investor Rights Agreement”) with an affiliate of Pioneer Natural Resources Company (“Pioneer”) that provides Pioneer certain rights to designate nominees for election to the Board. Under the Investor Rights Agreement, Pioneer was granted (i) the one-time right to designate an independent director to the Board and (ii) the right to designate a non-independent director to the Board for so long as a certain affiliate of Pioneer owns 5% or more of our outstanding common stock. Pioneer has designated Mark S. Berg as the non-independent director and previously designated Royce W. Mitchell as the independent director. Mr. Mitchell resigned from the Board in July 2019, and Pioneer has no further rights to designate an independent director to the Board.
Nominees
All of the current members of the Board are listed in the following table, and certain information concerning those directors follows the table:
Name	Age	Position with ProPetro Holding Corp.	Director Since	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Phillip A. Gobe	68	Chief Executive Officer and Chairman of the Board	2019
Spencer D. Armour III	67	Director	2013	Member
Mark S. Berg	62	Director	2019
Anthony J. Best(4)	71	Lead Independent Director	2018		Chair	Member
Michele V. Choka(5)	61	Director	2020	Member		Chair
Alan E. Douglas	62	Director	2017	Member	Member
G. Larry Lawrence	69	Director	2020		Member
Jack B. Moore(6)	67	Director	2017	Chair		Member
Phillip A. Gobe
Phillip A. Gobe began serving as our Chairman of the Board in July of 2019. Mr. Gobe has served as Chief Executive Officer since March 13, 2020 and prior to that as our Executive Chairman since October 2019. Mr. Gobe has served as a director of Pioneer since July 2014. Mr. Gobe also serves as a director of Pantheon Resources plc and previously served as a director of Scientific Drilling International and Pioneer Southwest Energy Partners L.P. Mr. Gobe joined Energy Partners, Ltd. as Chief Operating Officer in December 2004 and became President in May 2005, and served in those capacities until his retirement in September 2007.

Mr. Gobe also served as a director of Energy Partners, Ltd. from November 2005 until May 2008. Prior to that, Mr. Gobe served as Chief Operating Officer of Nuevo Energy Company from February 2001 until its acquisition by Plains Exploration & Production Company in May 2004. Prior to that time, he held numerous operations and human resources positions with Vastar Resources, Inc. and Atlantic Richfield Company and its subsidiaries. Mr. Gobe has a Bachelor of Arts degree from the University of Texas and a Master of Business Administration degree from the University of Louisiana in Lafayette. Mr. Gobe’s extensive experience in the energy industry, including service as a director to public corporations in the industry, makes him well suited to serve as Chief Executive Officer and Chairman of the Board of Directors.
Spencer D. Armour III
Spencer D. Armour III has served as a member of our Board since February 2013. Mr. Armour has over 30 years of executive and entrepreneurial experience in the energy services industry. Mr. Armour served as President of PT Petroleum LLC in Midland, Texas from 2011 to 2018. He was the Vice President of Corporate Development for Basic Energy Services, Inc. from 2007 to 2008, which acquired Sledge Drilling Corp., a company Mr. Armour co-founded and served as Chief Executive Officer from 2005 to 2006. From 1998 through 2005, he served as Executive Vice President of Patterson-UTI Energy, Inc., which acquired Lone Star Mud, Inc., a company Mr. Armour founded and served as President from 1986 to 1997. Mr. Armour also served on the board of Patterson-UTI Energy, Inc. from 1999 to 2001. He currently serves on the board of Viper Energy Partners, LP and the board of CES Energy Solutions Corp and is a partner at Geneses Investments. Mr. Armour received a B.S. in Economics from the University of Houston in 1977 and served on the University of Houston System Board of Regents from 2011 until 2018. We believe that Mr. Armour’s extensive experience in the energy services industry and his deep knowledge of industry dynamics within the Permian Basin make him well suited to serve as a director.
Mark S. Berg
Mark. S. Berg has served as a member of our Board since February 2019, and he was appointed to the Board by Pioneer pursuant to the Investor Rights Agreement. Mr. Berg currently serves as the Executive Vice President, Corporate Operations for Pioneer, where he serves on the Management Committee and oversees Business Development, Land, Water Management and Well Services, Government Affairs and Corporate Communications, Environmental and Sustainable Development and Facilities. Mr. Berg has fifteen years of experience with Pioneer in various roles, including as Executive Vice President & General Counsel from April 2005 to January 2014, Executive Vice President, Corporate from January 2014 to August 2015, and as Executive Vice President, Corporate/Vertically Integrated Operations until assuming his current role. He began his career in 1983 with the Houston-based law firm Vinson & Elkins L.L.P. and served as a partner from 1990 through 1997. He served as Executive Vice President, General Counsel and Secretary of American General Corporation, a Fortune 200 diversified financial services company, from 1997 through 2001. Subsequent to the sale of American General to American International Group, Mr. Berg was appointed Senior Vice President, General Counsel and Secretary of Hanover Compressor Company, a NYSE company specializing in natural gas compression and processing. Mr. Berg received his Juris Doctor, with honors, from the University of Texas School of Law, and graduated magna cum laude and Phi Beta Kappa with a Bachelor of Arts in Public Policy from Tulane University. Mr. Berg served as a member of the board of directors of HighPoint Resources Corporation from March 2018 to June 2020. We believe that Mr. Berg’s experience in significant management roles with Pioneer and his broad experience in the energy industry make him well suited to serve as a director.
Anthony J. Best
Anthony J. Best has served as a member of our Board since January 2018 and was elected to serve as Lead Independent Director in October 2019. Mr. Best has over 40 years of experience in the energy industry. Mr. Best is currently the Chairman of the board of Newpark Resources, is a director on the board of a Quantum Energy Partners (“Quantum”) portfolio company, ExL Petroleum, and has served as a Senior Advisor for Quantum since August 2015. Prior to joining Quantum, Mr. Best served in various roles with SM Energy Company, an oil and gas exploration company, commencing in 2006 as its President and Chief Operating Officer, and as its Chief Executive Officer from February 2007 through January 2015. From 2003 to 2005, Mr. Best served as President and Chief Executive Officer of Pure Resources, Inc., a Unocal

development and exploration company. From 2000 to 2003, Mr. Best served as an independent consultant offering leadership and oil and gas consultation to energy companies and volunteer organizations, and from 1979 through 2000, Mr. Best served in various roles of increasing responsibility at Atlantic Richfield Company, culminating in the position of President, ARCO Latin America. Mr. Best holds a Master of Science in Engineering Management degree from the University of Alaska and a Bachelor of Science degree in Mechanical Engineering from Texas A&M University. Prior to beginning his business career, Mr. Best served five years as an engineering officer in the United States Air Force. We believe that Mr. Best’s experience in significant management roles with companies operating in the Permian Basin and his broad experience in the energy industry make him well suited to serve as a director.
Michele V. Choka
Michele V. Choka was appointed to our Board in February 2020. Ms. Choka previously served as Vice President, Human Resources at HighPoint Resources Corporation, a successor to the Bill Barrett Corporation, a development and exploratory property company, from August 2010 to September 2019. Ms. Choka was previously employed at Level 3 Communications, Inc., an international communications company, starting in 2006 and ultimately as Group Vice President of Human Resources up to January 2010. Ms. Choka also previously served as Vice President of Human Resources for Sun Microsystems, Inc., a computer networking company, for seven years. She also previously held senior human resource and client account management positions at Prudential Financial, Inc., an insurance and investment management company and JP Morgan, a global financial services firm. Prior to joining JP Morgan, Ms. Choka served in an accounting position as a Regional Controller for the Eastern Region at Sony Corporation of America. Ms. Choka also served on the board and as Chair of the Compensation Committee and as member of the Audit Committee and Nominating and Corporate Governance Committee of Callidus Software Inc., a publicly-traded cloud-based software company, from 2005 to 2016. Ms. Choka has served as a director of Boingo Wireless Inc., a publicly-traded Wi-Fi company, since December 2018, and currently serves as Chair of the Compensation Committee and as a member of the Audit Committee. Ms. Choka holds a B.A. in East Asian Studies and Economics from Wesleyan University, has attended Stanford University’s Director’s College and participated in the Financial Times’ Director Exchange. We believe that Ms. Choka is well suited to serve as a director based on her executive leadership experience in human resources and accounting and public company board and committee experience.
Alan E. Douglas
Alan E. Douglas became a member of our board of directors in March 2017. Mr. Douglas is a partner in the accounting firm Whitley Penn. Whitley Penn recently acquired the firm of Johnson, Miller & Co. where Mr. Douglas worked for over twenty-five years. Mr. Douglas is a Certified Public Accountant with over thirty-five years of experience in accounting and audit activities. Prior to joining Johnson, Miller & Co., Mr. Douglas was a Certified Public Accountant at KPMG for twelve years. Mr. Douglas received a Bachelor of Business Administration in Accounting from Texas Tech University. We believe that Mr. Douglas’s extensive accounting and auditing experience make him well suited to serve as a director.
Jack B. Moore
Jack B. Moore has served as a member of our Board since March 2017. Mr. Moore most recently served as President and Chief Executive Officer of Cameron International Corporation (“Cameron”), an oil and gas industry equipment manufacturer and provider, from April 2008 to October 2015 and served as Chairman of the Board of Cameron from May 2011 until it was acquired by Schlumberger in April 2016. Prior to his employment with Cameron, Mr. Moore various management positions at Baker Hughes Incorporated, where he was employed for 23 years. Mr. Moore currently serves on the board of directors of Occidental Petroleum Corporation, KBR Inc., and the University of Houston System Board of Regents. Mr. Moore previously served on the board of the American Petroleum Institute, the National Ocean Industries Association, Rowan Companies plc and the Petroleum Equipment Suppliers Association. Mr. Moore received a Bachelor of Business Administration from the University of Houston and attended the Advanced Management Program at Harvard Business School. We believe that Mr. Moore’s wealth of experience in the oilfield service sector, including service as a director and executive officer to various public corporations in the sector, makes him well suited to serve as a director.

G. Larry Lawrence
G. Larry Lawrence was appointed to our Board in December 2020. Mr. Lawrence previously served as Audit Committee Chair of Legacy Reserves, LP’s Board of Directors, a role he held from 2006 to 2019. Mr. Lawrence currently serves as the interim Chief Financial Officer of Natural Gas Services Group, a natural gas compression equipment provider, where he previously served as Chief Financial Officer for nine years. He previously served as Chief Financial Officer for Lynx Operating Co. Inc., an oil and gas exploration company, for three years and as Chief Financial Officer for Pure Resources, Inc., an oil and gas exploration and production company, for two years. He has also held finance and management consulting positions for Parson Group, Atlantic Richfield Company and Crescent Consulting. Mr. Lawrence earned his bachelor’s degree with an accounting major from Dillard University in New Orleans. We believe that Mr. Lawrence’s broad experience in the energy industry, including his service as a director and executive officer with various companies, makes him well suited to serve as a director.
Vote Required
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the eight nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
Board Recommendation
Our Board recommends a vote “FOR” each of the eight director nominees named above.

CORPORATE GOVERNANCE
Director Independence
The majority of the members of the Board at any given time must qualify as “independent” under the rules of the NYSE.
Our Board has undertaken a review of the independence of each of our director nominees and has affirmatively determined that each of Messrs. Armour, Best, Douglas, Lawrence and Moore and Ms. Choka are “independent,” as defined by the NYSE rules. Under the NYSE rules, a director can be independent only if (a) the director does not trigger a categorical bar to independence and (b) our Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).
Based on information provided by the director nominees concerning their background, employment and affiliations, our Board has determined that these directors do not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making this determination, our Board considered the current and prior relationships that each of the directors has with us, and all other facts and circumstances our Board deemed relevant in determining independence, including any beneficial ownership of our capital stock by each of the directors.
Board Leadership Structure
Our Board has adopted our Corporate Governance Guidelines, which are available on our website, www.propetroservices.com, in the “Corporate Governance” subsection of the “Investors” section. Our Corporate Governance Guidelines provide that if the Chairman of the Board is a member of management or does not otherwise qualify as independent, the independent directors may elect a lead independent director. At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that Mr. Gobe is the individual with the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman.
The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company, particularly given the designation of a Lead Independent Director as discussed below. In addition, six of the eight members of the Board are independent under NYSE listing standards.
In October 2019, the Board designated Mr. Best, an independent director, to serve as the Lead Independent Director. In this capacity Mr. Best provides, in conjunction with the Chairman, leadership and guidance to the Board. The Lead Independent Director responsibilities are as follows:
•
Preside over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors.

•
Approve Board meeting schedules and agendas.

•
Act as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board.

•
Communicate the Chairman and Chief Executive Officer’s annual evaluation and compensation, after approval of the Compensation Committee.

Interested parties who wish to communicate with the Board, its committees, the Chairman, the Lead Independent Director or any other individual director should follow the procedures described below under “Communication with our Board of Directors.”
To facilitate candid discussion among the Company’s directors, the non-management directors meet at regularly scheduled executive sessions presided over by our Lead Independent Director. In addition, at least once a year, the non-management directors who are independent under NYSE listing standards meet in executive session in conjunction with a regular board meeting.
Board of Directors and Risk Oversight
In the normal course of business, we are exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, political risks and credit and investment risk. The Board oversees our strategic direction and in doing so considers the potential rewards and risks of our business opportunities and challenges and monitors the development and management of risks that impact our strategic goals. The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of our systems of financial reporting, auditing, internal controls and legal and regulatory compliance. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing our compensation policies and practices. The Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Safety, Sustainability, Social and Environmental Stewardship
At ProPetro, our fundamental policy is to conduct business with honesty and integrity in accordance with the highest legal and ethical standards, along with a daily focus on safety and quality. We believe this is critical to our long-term success. Our Board and its committees oversee our Company’s strategy and governance, including our safety, sustainability and environmental stewardship efforts. We believe that the future of the oilfield is a cohesive and more environmentally friendly supply chain producing hydrocarbons in the safest and most efficient manner possible.
As part of our environmental, social and governance (“ESG”) initiatives, we aim to reduce the overall environmental impact of our services by focusing on flawless execution and superior service quality. We believe that a lower emissions profile is not only vital to aid in our competitiveness, but it is also a crucial component in developing the innovative tools necessary to aid our customers to both drive down costs and to do so while respecting the communities in which we work. We seek to provide a consistent, sustainable service solution that will in time replace diesel with cleaner burning fuels while utilizing lower emissions power sources for our operations over time, for the benefit of our workforce and community. With recent investments in Tier IV Dynamic Gas Blending (DGB), dual fuel equipment, we have taken action to reduce the carbon footprint in the Permian Basin. Integrating cleaner burning fuel sources, such as natural gas, is an important steppingstone to optimize our fuel consumption on our worksites. We are also focused on the next generation of technology by making strategic investments in DuraStim® electric powered hydraulic fracturing equipment to bring unconventional pumping innovations and electrically-powered fleet advancements to the field. Our DuraStim® equipment is still being tested and has only been deployed to our customers’ wellsites on a limited scale. The Company has set a goal to fully deploy its first DuraStim® fleet to a customer wellsite in the second half of 2021.
We also seek to give back to the area where we live and work by providing employment and supporting and encouraging our employees to commit to safety and investing in our community. We aspire to play a role in shaping the future of the Permian Basin by investing in education, donating to first responders and veterans, supporting health and wellness related organizations, and focusing on charities that support local children. We do this through various charities and other organizations that are heavily involved in the Permian Basin communities. Our employees created the P.U.M.P. (Positive United Morale Partners) committee to drive their humanitarian endeavors through wellness events, quarterly blood drives, Thanksgiving meal drives, school supply donation drives, and Habitat for Humanity Builds. Our safety record substantiates the close collaboration between our customers and our employees in completing each job safely. We pride ourselves on our commitment to safety and our commitment to each other. Our single basin strategy is crucial to delivering on these commitments, including advantages like a dedicated heavy haul team to reduce driving hazards, best-in-class training and development culture, and long-term relationships with teammates, customers and stakeholders.

Additional information and updates regarding our safety, sustainability and environmental stewardship efforts can be found under the “Sustainability” tab of our website at www.propetroservices.com.
Communicating with our Board of Directors
Stockholders and other interested parties may communicate with our Board by writing to: ProPetro Holding Corp., P.O. Box 873, Midland, Texas 79702, Attention: General Counsel and Corporate Secretary. Stockholders may submit their communications to the Board, the independent directors, any committee of the Board or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Stockholder Communication with Directors” and clearly identifying the intended recipient(s) of the communication.
Our General Counsel and Corporate Secretary will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, our General Counsel and Corporate Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.
Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, our policies or our Code of Ethics & Conduct.
Annual Meeting Attendance
While the Company does not have a specific policy about director attendance at annual meetings of stockholders, all directors are expected to attend meetings of the Board (and any committees thereof on which they serve) either in person or telephonically unless exigencies prevent them from attending. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of committees of the Board on which he or she served (during the periods that he or she served). Our non-employee directors meet at regularly scheduled executive sessions presided over by our Lead Independent Director. Additionally, our independent directors meet at least once a year without members of management or non-independent directors present. All of our directors who were members of the Board at the time of our 2020 annual meeting of stockholders attended the meeting.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2020, the Compensation Committee was initially comprised of Messrs. Blackwell, Moore, and Best. In connection with the resignation of Mr. Blackwell, an evaluation of committee assignments by our Nominating & Corporate Governance Committee in July 6, 2020 was performed, and our committee memberships were modified, and Messrs. Best, Moore and Ms. Choka were appointed to and served on the Compensation Committee for the remainder of 2020. Ms. Choka was appointed to serve as committee chair. No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During the fiscal year ended December 31, 2020, Mr. Blackwell was the indirect beneficiary of certain transactions with the Company in which the amount involved exceeded $120,000.
Board and Committee Activity and Structure
Our Board is governed by our certificate of incorporation, bylaws, the Investor Rights Agreement, charters of the standing committees of the Board and the laws of the State of Delaware.

On December 31, 2018, we entered into the Investor Rights Agreement with an affiliate of Pioneer. The Investor Rights Agreement provides that Pioneer will be granted (i) the one-time right to designate an independent director to the Board and (ii) the right to designate a non-independent director to the Board for so long as Pioneer owns 5% or more of the Company’s outstanding common stock.
During 2020, our Board held twelve meetings. There are currently three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until as otherwise determined by our Board. The composition of the Board committees complies with the applicable rules of the NYSE and applicable law. Our Board has adopted a written charter for each of the standing committees, which can be found in the “Corporate Governance” subsection of the “Investors” section of our website at www.propetroservices.com.
In addition to the above governing documents, our Code of Ethics & Conduct that applies to all of our employees, as well as each member of the Board, can also be found in the “Corporate Governance” subsection of the “Investors” section of our website at www.propetroservices.com. The composition and responsibilities of each of the standing committees of our Board are as follows:
Audit Committee.   Our Audit Committee is comprised solely of “independent” directors, as defined under and required by the NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that each of Messrs. Armour, Douglas, Lawrence and Moore qualify as an “audit committee financial expert,” as defined by the rules under the Exchange Act. During the year ended December 31, 2020, the members of the Audit Committee were Messrs. Best, Douglas and Moore. The Audit Committee is presently comprised of Messrs. Best, Douglas and Lawrence. Mr. Best serves as committee chair. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight of our independent public accounting firm includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The Audit Committee is also responsible for discussing the effectiveness of the internal controls over financial reporting with our independent registered public accounting firm and relevant financial management. The Audit Committee held twelve meetings in 2020.
Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee consists solely of “independent” directors, as defined under and required by NYSE rules. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying individuals qualified to become Board members; selecting or recommending director-nominees for each election of directors to the Board; developing and recommending criteria for selecting qualified director candidates to the Board; considering committee member qualifications, appointments and removals; recommending corporate governance principles, codes of conduct and compliance mechanisms; providing oversight in the evaluation of the Board and each committee thereof; and developing an appropriate succession plan for our chief executive officer pursuant to our Corporate Governance Guidelines. During the year ended December 31, 2020, the members of the Nominating and Corporate Governance Committee, at various times, were Messrs. Blackwell, Douglas and Moore and Ms. Choka, with Mr. Moore serving as committee chair. Mr. Blackwell stepped down from the Nominating and Corporate Governance Committee in connection with his resignation in July 2020. The Nominating and Corporate Governance Committee is presently comprised of Messrs. Armour, Douglas and Moore and Ms. Choka. The Nominating and Corporate Governance Committee held five meetings in 2020.
Compensation Committee.   Our Compensation Committee consists solely of “independent” directors, as defined under and required by the NYSE rules and “non-employee directors” under Section 16 of the Exchange Act. The Compensation Committee is responsible for, among other things, overseeing the discharge of the responsibilities of the Board relating to compensation of the Company’s officers and directors. In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. During the year ended December 31, 2020, the members of the Compensation Committee, at various times, were Messrs. Best, Moore and Blackwell and Ms. Choka. Mr. Blackwell served as committee chair until he stepped down from the Compensation Committee in connection with his resignation in July 2020, and

Ms. Choka was appointed to serve as committee chair. The Compensation Committee is presently comprised of Messrs. Best and Moore and Ms. Choka. The Compensation Committee held twelve meetings in 2020.
Role of the Board, Compensation Committee and our Executive Officers
Executive compensation decisions are typically made on an annual basis by the Compensation Committee with input from our Chief Executive Officer. Specifically, after reviewing relevant market data and surveys within our industry, our Chief Executive Officer typically provides recommendations to the Compensation Committee regarding the compensation levels for our existing named executive officers and our executive compensation program as a whole. Our Chief Executive Officer generally attends all Compensation Committee meetings. After considering these recommendations, the Compensation Committee typically meets in executive session and adjusts base salary levels and non-equity award targets. In addition, the Compensation Committee determines the achievement of non-equity Incentive Award Plan metrics and the amount of equity awards from the Incentive Award Plan to be granted to each of our named executive officers. In making executive compensation recommendations, our Chief Executive Officer considers each named executive officer’s performance during the year, the Company’s performance during the year, as well as comparable company compensation levels. While the Compensation Committee gives considerable weight to our Chief Executive Officer’s recommendations on compensation matters, the Compensation Committee has the final decision-making authority on all executive compensation matters.
Role of External Advisors
The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) and Pearl Meyer & Partners, LLC (“Pearl Meyer”) in 2020 to assist the Compensation Committee and the Board in evaluating, designing and implementing compensation practices. For the year ended December 31, 2020, Meridian and Pearl Meyer received $279,570 and $20,938 respectively, for the services they provided to our Compensation Committee.
The Compensation Committee reviews and assesses the independence and performance of its executive compensation consultant in accordance with applicable SEC and NYSE rules and regulations on an annual basis to confirm that the consultant is independent and meets all applicable statutory and regulatory requirements. Late in 2020, the Compensation Committee conducted an extensive evaluation of several independent compensation consultants and chose Pearl Meyer to replace Meridian as the Compensation Committee’s independent compensation consultant.
The Audit Committee engaged Brown Rudnick LLP (“Brown Rudnick”) to perform an internal review initially focused on the Company’s disclosure of agreements previously entered into with AFGlobal Corporation for the purchase of Durastim® hydraulic fracturing fleets and effective communications related thereto. The review was later expanded to, among other items, review expense reimbursements, certain transactions involving related parties or potential conflicts of interest, and certain transactions entered into by our former Chief Executive Officer. During the year ended December 31, 2020, the Company incurred approximately $1.1 million in costs associated with Brown Rudnick related to the internal review and other matters. The internal review concluded in June 2020.
Director Nominations Process
The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying potential nominees for directors, including considering potential candidates who come to their attention through current officers, directors, professional search firms or other persons. Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee’s judgment and skills, such as experience at a strategy/policy setting level, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board at that point in time. One of the director nominees, Mr. Berg, was not recommended for nomination by the Nominating and Corporate Governance Committee but rather was appointed pursuant to the Investor Rights Agreement.

In February 2019, the Board amended our Corporate Governance Guidelines to specifically take the diversity of a potential director nominee’s gender, race and ethnicity into account when considering candidates for the Board, and the Nominating and Corporate Governance Committee and the Board are committed to increasing Board diversity. Our Board believes that at a minimum all members of the Board should have the highest professional and personal ethics and values. In addition, each member of the Board must be committed to increasing stockholder value and should have enough time to carry out his or her responsibilities as a member of the Board.
Our Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o General Counsel and Corporate Secretary, P.O. Box 873, Midland, Texas 79702. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Director Orientation and Education
We provide each new director with an orientation that consists of meeting with senior management and others on our business operations, strategic plans, significant accounting and risk management issues, corporate governance, compliance, and key policies and practices. The orientation sessions are tailored to the particular director depending on their orientation needs and generally include an overview of board fiduciary duties, board independence and public company reporting requirements. New directors are also provided the most recent reports presented to the Board and its committees by management and external advisors.
Each director is expected to participate in continuing educational programs as necessary to maintain expertise to perform his or her responsibilities as a director. In this regard, from time to time we provide pertinent articles, white papers and information relating to our business, financial affairs, risks, competitors, corporate governance, areas of focus in shareholder activism, ESG trends, proxy advisory firm ratings, and changes in legal and regulatory issues. We may also coordinate training and educational sessions for directors from outside experts and provide directors with tours of our facilities from time to time.
Director Compensation
Our Amended and Restated ProPetro Holding Corp. Non-Employee Director Compensation Policy (the “Amended Director Compensation Policy”) provides that each eligible non-employee director receives the following:
•
Annual cash retainer of $70,000;

•
Additional annual cash retainer for a non-employee director serving as the Chairperson of the Board of $50,000;

•
Additional annual cash retainer for the Lead Independent Director of the Board of $20,000 (new in 2020);

•
Additional annual cash retainer for the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $15,000, $15,000 and $10,000, respectively;

•
Annual equity retainer with a grant date fair value of approximately $140,000.

All equity retainers consist of awards of restricted stock units (“RSUs”) that will vest in full on the earliest to occur of the first anniversary of the grant date, the day immediately preceding the first annual meeting of stockholders following the grant date, and the occurrence of a Change in Control, subject to continuous service through the applicable vesting date. The portion of the annual equity retainer that would have vested in the year following a non-employee director’s separation from service due to his or her death or disability will vest upon such separation from service. All annual retainers are pro-rated based on days of service for non-employee directors who join the Board during the applicable calendar year.
On February 1, 2020, after consulting with Meridian regarding market practices, we amended the Amended Director Compensation Policy to include an additional annual cash retainer of $20,000 for the Lead Independent Director of the Board, to be pro-rated and paid to Mr. Best in 2020 for his service as Lead Independent Director of the Board during the fourth quarter of 2019. The Lead Independent Director position was newly created in the fourth quarter of 2019. The members of the Board are also entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.
The following table summarizes the compensation paid for services provided by our non-employee directors during 2020.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Spencer D. Armour III	64,094	118,996	183,090
Mark S. Berg(3)	—	—	—
Anthony J. Best	98,914	118,996	217,910
Pryor Blackwell	41,090	118,996	160,086
Alan E. Douglas	64,094	118,996	183,090
Jack B. Moore	74,094	118,996	193,090
Michele V. Choka	65,306	170,005	235,311
G. Larry Lawrence	2,853	118,518	121,371

(1)
Reflects annual cash retainer payments made pursuant to the Amended Director Compensation Policy. With respect to Ms. Choka, this amount includes pro-rated payments associated with her service on the Board during first quarter 2020 and as Compensation Committee Chair, beginning third quarter 2020. With respect to Mr. Blackwell, this amount includes pro-rated payments associated with his service as Chairman of the Compensation Committee during 2020 until his resignation in the third quarter of 2020. Mr. Lawrence’s payment also includes a pro-rated payment made to him in 2020 for his service on the Board during the fourth quarter of 2020.

(2)
Reflects the grant date fair value of restricted stock units, or “RSU”, awards on the date of grant computed in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 11 to the Consolidated Financial Statements included in our 2020 Annual Report on Form 10-K.

The following table sets forth the aggregate number of outstanding stock awards and the aggregate number of outstanding stock option awards held by each of our non-employee directors on December 31, 2020. The aggregate number of Mr. Gobe’s outstanding awards is included in the table entitled “Executive Compensation — Outstanding Equity at 2020 Fiscal Year End.”

Name	Aggregate Number of Stock Awards (#)	Aggregate Number of Stock Option Awards (#)
Spencer D. Armour III	32,336	592,774
Mark S. Berg	—	—
Anthony J. Best	32,336	—
Pryor Blackwell(a)	—	—
Alan E. Douglas	32,336	—
Jack B. Moore	32,336	—
Michele V. Choka	32,336	—
G. Larry Lawrence	15,392	—

(a)
Mr. Blackwell also forfeited all outstanding and unvested equity awards (32,336 RSUs granted in 2020) upon his resignation from the Board on July 6, 2020.

(3)
Mr. Berg has elected not to be compensated for his service as a director.

Responsiveness to Current Economic Environment
In light of market conditions, effective April 1, 2020, the Board approved a temporary 15% reduction in the annual cash retainers and annual equity retainers payable to the non-employee directors pursuant to the Amended Director Compensation Policy. The additional annual cash retainers payable to non-employee directors for their service as committee chairs or lead independent director were not reduced. The Board approved these reductions after reviewing market data and receiving advice from its independent compensation consultant, Meridian, regarding reductions in director compensation in the oilfield services industry as a result of market conditions at that time. Effective October 23, 2020, the Board approved the elimination of the temporary 15% reductions in the annual cash retainers and annual equity retainers and accordingly reinstated the original amounts due to improved market conditions.
Non-Employee Director Stock Ownership Guidelines
We maintain a non-employee director stock ownership policy that is applicable to all of our eligible non-employee directors. Pursuant to this policy, each non-employee director is encouraged to hold, on and following the later of the fifth anniversary of (i) the closing of our initial public offering (“IPO”) and (ii) the non-employee director’s election or appointment to the Board, shares of our common stock or certain equity awards (valued based on the closing price of our common stock) with a value equal to or in excess of 300% of the non-employee director’s annual cash retainer, as such threshold may be amended by the Nominating and Corporate Governance Committee from time to time. Our IPO closed in 2017. As a result, each of the directors still have additional time to fulfill the ownership levels provided in the policy.
During 2020, we amended our non-employee director compensation policy to incorporate certain clarifying and administrative changes and such that (i) a non-employee director who is not compensated for his or her services as non-employee director pursuant to the Amended Director Compensation Policy or any other plan, policy or agreement then in effect is not subject to the guidelines set forth in our director stock ownership policy and (ii) outstanding awards of unvested time-based RSUs granted to a non-employee director will count toward such non-employee director’s qualifying shareholdings to the extent the RSUs are not settled in cash.
Stockholder Rights Plan
On April 10, 2020, the Board adopted a short-term stockholder rights plan (the “Rights Plan”). The Rights Plan provides for the issuance of one right for each outstanding share of our common stock held by stockholders of record on April 24, 2020. In general, the rights will become exercisable only if a person or group acquires beneficial ownership of 10% (or 20% in the case of certain passive investors) or more of our outstanding common stock or announces a tender or exchange offer that would result in such ownership.

If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount, or we may exchange each right held by such holders for one share of our common stock.
The Rights Plan will expire on March 31, 2021. The Rights Plan may also be terminated, or the rights may be redeemed, prior to the scheduled expiration of the Rights Plan under certain other circumstances. The full text of the Rights Plan was filed as an exhibit to the Company’s Form 8-K dated April 14, 2020.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists our Board in overseeing (i) the integrity of our consolidated financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of our independent auditor, and (v) the design and implementation of the Company’s internal audit function and the performance of the internal audit function after it has been established. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and our financial management. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent auditor reports directly to the Audit Committee.
Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements.
The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent auditor. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditor.
The Audit Committee has met with our independent auditor and discussed the overall scope and plans for their audit. The Audit Committee met with the independent auditor to discuss matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board.
Our independent auditor also provided to the Audit Committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor its independence. When considering the independence of Deloitte & Touche LLP, the Audit Committee considered the non-audit services provided to the Company by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.
The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2020 with management and Deloitte & Touche LLP. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K as filed with the SEC.
By the Audit Committee of the Board of Directors,
Anthony J. Best (Chair)
Alan E. Douglas
G. Larry Lawrence

Deloitte & Touche LLP Fees for Fiscal Years 2020 and 2019
The following table sets forth the fees incurred by us in fiscal years 2020 and 2019 for services performed by Deloitte & Touche LLP:
	Year Ended December 31,
	2020	2019
Audit Fees(1)	$3,631,940	$2,842,660
Audit-Related Fees(2)	—	2,960,884
All Other Fees(3)	140,665	204,621
Total Fees	$3,772,605	$6,008,165

(1)
Audit Fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of our system of internal control over financial reporting, the review of interim consolidated financial statements included in our quarterly reports, consents and comfort letters provided in connection with the filing of registration statements, other related services that are normally provided in connection with statutory and regulatory filings, and related out-of-pocket expenses.

(2)
Audit-Related Fees include fees billed for professional services rendered in connection with the expanded audit committee review, and related out-of-pocket expenses.

(3)
All Other fees consisted principally of fees for tax compliance and tax advice.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s audit fees, audit-related fees, tax fees and fees for other services. The Chairman of the Audit Committee has the authority to grant pre-approvals that are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2020, the Audit Committee approved 100% of the services described above under the captions “Audit Fees,” “Audit-Related Fees” and “All Other Fees”.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis (“CD&A”) describes our compensation practices and the compensation awarded to, earned by, or paid to each of our named executive officers (the “Named Executive Officers”) during the last completed fiscal year.
Named Executive Officers for 2020
For the year ended December 31, 2020, our Named Executive Officers consisted of the following:
Phillip A. Gobe(1)	Chief Executive Officer
Dale Redman(2)	Former Chief Executive Officer
Darin G. Holderness(3)	Former Chief Financial Officer
David S. Schorlemer(4)	Chief Financial Officer
Jeffrey D. Smith(5)	Former Chief Administrative Officer
David Sledge(6)	Former Chief Operating Officer
Adam Muñoz(7)	Chief Operating Officer
Newton W. “Trey” Wilson III	General Counsel and Corporate Secretary

(1)
Mr. Gobe was appointed as Chief Executive Officer, effective as of March 13, 2020. He has served as our principal executive officer throughout 2020 (initially in the position of Executive Chairman).

(2)
Mr. Redman resigned as Chief Executive Officer and a member of the Board on March 13, 2020. Mr. Redman ceased serving as our principal executive officer on October 3, 2019 when Mr. Gobe was appointed as Executive Chairman and principal executive officer.

(3)
Following his service as Interim Chief Financial Officer, Mr. Holderness was appointed to serve as Chief Financial Officer as of April 10, 2020 until his appointment as Special Advisor to the Chief Financial Officer on October 23, 2020, a position he held until his resignation effective October 30, 2020.

(4)
Mr. Schorlemer was appointed as Special Advisor to the Chief Financial Officer, effective October 12, 2020 until his appointment as Chief Financial Officer as of October 23, 2020.

(5)
Mr. Smith was appointed as a Special Advisor to the Chief Executive Officer on March 13, 2020 and ceased serving as Chief Administrative Officer as of that date.

(6)
Mr. Sledge resigned as Chief Operating Officer, effective as of December 31, 2020.

(7)
Mr. Muñoz was appointed to serve as Senior Vice President of Operations as of March 13, 2020 until December 31, 2020 when he was promoted and appointed to serve as Chief Operating Officer, effective as of January 1, 2021.

Executive Officer Transitions
As described in more detail in the footnotes to the table above, 2020 was a year of significant transition in the executive roles at the Company. While the context of every departure and shift to a new role is unique, in each case, the Company’s careful succession planning and thoughtful recruiting paid dividends, ensuring that each transition was smooth and the Company’s performance remained strong. For example, following the departure of our former Chief Executive Officer in March of 2020, our Executive Chairman, who has extensive experience in our industry and who was already serving as our principle executive officer, was able to seamlessly assume the role of Chief Executive Officer. Our current executives form a cohesive team and have worked exceptionally well together, showing exceptional leadership through a singularly difficult year for the global economy and the oil and gas industry, in particular. Our current executives are focused on strengthening the Company’s culture of compliance and continuing to improve the Company’s sustainability and environmental stewardship efforts. We believe the changes made during 2020 will strengthen management continuity going forward. We have used this year of change as an opportunity to:

•
create new efficiencies, for example, the consolidation of the roles of Vice President of Operations and Chief Operating Officer;

•
enrich the Company’s depth of experience in public company finance and technology, through the hiring of Mr. Schorlemer; and

•
benefit from the new ideas and fresh perspectives that each of our officers have brought to their new role.

Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate and retain the management talent that we believe is necessary to achieve our financial and strategic goals. Further, we believe that our executive compensation program should be appropriately tailored to balance short-term compensation with intermediate and long-term compensation that appropriately aligns the interests of our executives with the interests of our stockholders.
In establishing and evaluating our executive compensation programs, the Compensation Committee strives to achieve total compensation for our executives that reflects their individual contributions to the Company, responsibilities, duties and experience and is competitive with the companies with which we compete for executive talent.
Objectives of Our Compensation Program
Our compensation program is based on the following objectives:
Reward for Exceptional Performance and Accountability for Poor Performance.   Our Named Executive Officers should be rewarded for exceptional performance and held accountable for poor performance with respect to our annual and longer-term strategic goals. Our Named Executive Officers must work to achieve these goals in a manner that is consistent with our values and policies. We satisfy this objective by tying a significant portion of each Named Executive Officer’s compensation to the achievement of financial, strategic and operational goals based on both short- and long-term corporate performance measures while retaining sufficient flexibility to modify or clawback compensation if necessary. See “Annual Cash Incentive Awards” and “Long Term Equity Incentives” below.
Align Interests of Executives and Shareholders.   Compensation for our Named Executive Officers should align their interests with those of our shareholders. Our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which include time-vested restricted stock units and performance-based restricted stock units. As performance goals are met, not met or exceeded, executives are rewarded commensurately. Our Stock Ownership Guidelines also require each Named Executive Officer to retain significant ownership in the Company’s common stock such that they are invested in our success over the long-term along with our shareholders.
Flexibility to Respond to Changing Circumstances.   We are in a cyclical and volatile business. As a result, our Compensation Committee feels it is important to have a flexible compensation program that is responsive to unforeseen circumstances that arise during the year. To meet this objective, the Compensation Committee retains discretion to increase or decrease the bonuses paid to each Named Executive Officer pursuant to our annual bonus plan from the amount that would be indicated by the pre-established performance metrics if circumstances so warrant.
Industry Competitive.   Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, with the assistance of the Compensation Committee’s independent compensation advisor, of the amounts and types of executive compensation paid to similarly situated executives by companies with which we compete for executive talent as well as general industry trends and best practices.

Internally Consistent and Equitable. Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only the compensation paid by our peer companies, but also our Named Executive Officers’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation. Additionally, our Compensation Committee feels that our Named Executive Officers should have a larger proportion of their compensation at risk and tied to corporate performance because they are typically in a position to have a more direct impact on the achievement of our performance goals.
How We Make Compensation Decisions
The Role of the Compensation Committee
Our Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee is responsible for establishing the elements, terms and target value of compensation paid or delivered to our Named Executive Officers but often consults the full Board with respect to material compensation actions. The Compensation Committee strives to develop a competitive, but not excessive, compensation program to recruit and retain Named Executive Officers that are among the most talented and experienced executives in our industry. An important element of the Compensation Committee’s decision making is the review of compensation data produced by its independent compensation consultant, including direct data from our peer group and other proprietary data developed by our independent compensation consultant. The Compensation Committee also considers information provided by our executive officers in designing and implementing our executive compensation program. This data assists the Compensation Committee in evaluating appropriate compensation levels for each Named Executive Officer in relation to market practice and in designing an effective executive compensation program for the Company.
The Role of Executive Officers in Compensation Decisions
In determining the compensation of our Named Executive Officers, the Compensation Committee considers the information and advice provided by its compensation consultant, our corporate goals, historic and projected performance, the current economic and commodities environment, individual performance of our Named Executive Officers, and other relevant factors. With respect to the compensation of the Named Executive Officers other than our principal executive officer, the Compensation Committee also considers the recommendations of our Chief Executive Officer. Additionally, in light of our Named Executive Officers’ integral role in establishing and executing the Company’s overall operational and financial objectives, the Compensation Committee requests that our Chief Executive Officer provide the initial recommendations on the appropriate goals for the performance metrics used under our Amended Annual Bonus Plan, and may choose to accept or modify these recommendations in its sole discretion. In addition, the Compensation Committee may invite any Named Executive Officer to attend Compensation Committee meetings to report on the Company’s progress with respect to the interim or final status of performance metrics. All Named Executive Officers are excluded from any decisions or discussions regarding their individual compensation.
The Role of the Independent Compensation Consultant
Meridian served as the Compensation Committee’s independent compensation consultant until November 2020, when the Compensation Committee engaged Pearl Meyer to replace Meridian as its independent compensation consultant following an extensive evaluation by the Compensation Committee of several independent compensation consultants. The compensation consultant provides advice to and works with the Compensation Committee in designing and implementing the structure and mechanics of the Company’s executive compensation program, as well as other matters related to officer, senior management, and director compensation and corporate governance. For example, our compensation consultant regularly updates the Compensation Committee on regulatory changes impacting executive compensation, proxy advisor policies, and compensation-related risks. In addition, they provide the Compensation Committee with relevant data, including market and peer-company compensation and performance surveys and information and advice regarding trends and developments in executive and director compensation practices in our industry. This information assists the Compensation Committee in making executive and director compensation decisions based on market pay levels and best practices.

Our compensation consultant reports directly and exclusively to the Compensation Committee and does not provide any other services to management, the Company or its affiliates. While the Compensation Committee generally reviews and considers information and recommendations provided by the compensation consultant, they do not make compensation-related decisions for the Compensation Committee or otherwise with respect to the Company. The Compensation Committee has the discretion to allow our compensation consultant to work directly with management in preparing or reviewing materials for the Compensation Committee’s consideration. During 2020, and after taking into consideration the factors listed in Section 303A.05(c)(iv) of the “NYSE” Listed Company Manual, the Compensation Committee concluded that neither it nor the Company has any conflicts of interest with either Meridian or Pearl Meyer, and that Meridian and Pearl Meyer were both independent from management. Other than Meridian and Pearl Meyer, no other compensation consultants provided services to the Compensation Committee during 2020.
2020 Say-on-Pay Advisory Vote
At the Company’s 2020 annual meeting, the stockholders of the Company were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by over 98% of the shares of common stock of the Company represented at the meeting, online or by proxy, and entitled to vote. The Compensation Committee took the results of the “Say-on-Pay” vote in account when evaluating the compensation of the Named Executive Officers in 2020. We have continued, and plan to continue, engaging in ongoing shareholder outreach regarding corporate governance generally, including executive compensation programs.
Use of Peer Compensation Data
As part of its evaluation of the Company’s executive compensation practices, the Compensation Committee asked Meridian to establish a peer group of companies similar to us in industry, revenue and market capitalization and use data regarding compensation paid at each of those companies to assess competitive pay levels and executive compensation plan design. The same peer group was also used as the relative TSR peer group for the PSUs granted in 2020.
Meridian and the Compensation Committee determined that as a result of the Company’s substantial growth since the establishment of its prior compensation peer group in 2018, changes to the Company’s compensation peer group were necessary in order to keep pay levels and pay practices aligned with the compensation paid at Companies with which we now compete for executive talent. In early 2020, the Compensation Committee revised the Company’s peer group to ensure the companies included were as comparable as possible to the Company in terms of operations, revenue, market capitalization, and geographic location. As a result, the Company’s peer group for purposes of aiding in the evaluation of 2020 compensation levels and evaluating TSR performance for the PSUs granted in 2020 (the “2020 Peer Group”) was comprised of the following companies:
Apergy Corporation(1)	Helmerich & Payne, Inc.	Oil States International, Inc.	U.S. Silica Holdings. Inc.
Calfrac Well Services Ltd.	Liberty Oilfield Services Inc.	Patterson-UTI Energy, Inc.
Covia Holdings Corporation	Nabors Industries Ltd.	Precision Drilling Corporation
Ensign Energy Services Inc.	NexTier Oilfield Solutions Inc.	RPC, Inc.

(1)
On June 3, 2020 Apergy Corporation merged with ChampionX Holdings and changed its name to ChampionX Corporation.

In 2020, the Compensation Committee generally targeted total compensation for each of our Named Executive Officers and directors, as well as each element of compensation, at the 50th percentile for similarly situated individuals in the 2020 Peer Group. However, the Compensation Committee also considered many other factors when establishing compensation levels, including, but not limited to, internal pay equity at the Company, each executive’s experience and responsibility, succession planning, and recruiting and retention concerns. As a result, the compensation of our Named Executive Officers and directors may be slightly higher or lower than the 50th percentile of the 2020 Peer Group.

Elements of Compensation
As shown below, a significant portion of the target compensation for our Chief Executive Officer is performance-based and an even larger portion is variable or “at risk,” meaning that it can be forfeited and its value is dependent upon factors such as our stock price or company performance.
Base Salary
We pay a base salary to each of our executives in order to provide a consistent, minimum level of pay that is sufficient to allow us to attract and retain executives with the appropriate skills and experience for their positions. The Compensation Committee monitors and adjusts salaries for our Named Executive Officers over time as necessary to remain competitive with market rates for officers at similarly sized public companies and to reflect changes in each Named Executive Officer’s role, duties and responsibilities. All salary adjustments implemented during 2020 are included in the table below and were approved by the Compensation Committee in early 2020, prior to the onset of the COVID-19 pandemic and after reviewing market data from Meridian. Each increase in base salary was in response to a change in role for the Named Executive Officer to ensure their compensation was commensurate with the additional duties and responsibilities of their new role.
	December 2019 Base Salary	December 2020 Base Salary
Phillip A. Gobe(1)	$450,000	$800,000
Dale Redman(2)	$700,000	N/A
Darin G. Holderness(3)	$500,000	N/A
David S. Schorlemer(4)	N/A	$450,000
Jeffrey D. Smith(5)	$425,000	$425,000
David Sledge	$425,000	$425,000
Adam Muñoz(6)	$375,000	$425,000
Newton W. “Trey” Wilson III	$400,000	$400,000

(1)
As of December 31, 2019 Mr. Gobe served as our Executive Chairman. Mr. Gobe was appointed as our Chief Executive Officer on March 13, 2020 and his base salary was increased in connection with that appointment.

(2)
Mr. Redman’s employment with us terminated on March 13, 2020.

(3)
Mr. Holderness’s employment with us terminated on October 30, 2020.

(4)
Mr. Schorlemer was appointed as Chief Financial Officer on October 23, 2020.

(5)
As of December 31, 2019, Mr. Smith served as Chief Administrative Officer. Mr. Smith was appointed as Special Advisor to the Chief Executive Officer on March 13, 2020.

(6)
As of December 31, 2019, Mr. Muñoz served as Director of Business Development and Technical Services. On February 11, 2020 Mr. Muñoz was appointed as Vice President of Frac Services and on March 13, 2020 Mr. Muñoz was appointed to serve as Senior Vice President of Operations, at which time his base salary was increased to $425,000. On December 31, 2020 Mr. Muñoz was appointed to serve as Chief Operating Officer, effective as of January 1, 2021.

Our Named Executive Officers each volunteered for temporary reductions in base salary as a result of the market conditions in 2020. On April 2, 2020, the Compensation Committee approved the following temporary reductions to base salaries for our Named Executive Officers, effective April 13, 2020:
•
20% salary reduction for Mr. Gobe;

•
15% salary reduction for Messrs. Holderness, David Sledge and Wilson; and

•
10% salary reduction for Messrs. Smith and Muñoz.

Effective October 23, 2020, the Compensation Committee approved the elimination of the temporary executive salary reductions for our Named Executive Officers due to improved market conditions.
Annual Cash Incentive Awards
Amended Annual Bonus Plan
On February 11, 2020, the Board approved the Amended and Restated ProPetro Holding Corp. Executive Incentive Bonus Plan (the “Amended Annual Bonus Plan”), which amends and restates the ProPetro Holding Corp. Senior Executive Incentive Plan (the “Annual Bonus Plan”).
The Amended Annual Bonus Plan was approved to reflect changes made to the Code pursuant to federal tax legislation enacted by Congress in 2017. In addition, the Amended Annual Bonus Plan makes the following changes to the Annual Bonus Plan: (i) expands the definition of “Eligible Individual” to include not only the Company’s executive officers but also senior managers of the Company, (ii) enables the Compensation Committee, as the administrator of the Amended Annual Bonus Plan, to delegate certain administrative authorities under the Amended Annual Bonus Plan to the Company’s executive officers for those participants in the Amended Annual Bonus Plan that are not executive officers of the Company, and (iii) clarifies the applicable administrator’s discretion to modify the performance goals and bonus amounts under the Amended Annual Bonus Plan.
The Amended Annual Bonus Plan governs cash incentive awards made each year to key executives and senior management members of the Company, and is effective for awards made in 2020 and thereafter. Awards under the Amended Annual Bonus Plan are tied to the achievement of performance goals, which may be based on qualitative or quantitative measures, or both, as determined by the Compensation Committee or other applicable administrator.
Target Award Opportunities
In February 2020, the Compensation Committee established target bonuses under the Amended Annual Bonus Plan for each of Messrs. Gobe, Redman, Holderness, Smith, Sledge and Wilson of 100%, 110%, 75%, 65%, 100%, and 75% of base salary, respectively. In connection with his appointment as Special Adviser to the Chief Executive Officer, Mr. Smith entered into the Smith Letter Agreement (as defined below), which provided that he would no longer participate in the Amended Annual Bonus Plan. The Smith Letter Agreement did not foreclose the opportunity for the Compensation Committee to award Mr. Smith a discretionary bonus if they determined such a bonus was appropriate in the future. The target bonus for 2020 for Mr. Muñoz was established at 100% of base salary when he was promoted to Senior Vice President of Operations in the March of 2020. In connection with Mr. Schorlemer’s appointment as Chief Financial Officer he was promised the opportunity to earn an annual cash bonus with a target value for 2020 equal to 80% of his base salary (prorated for 2020 based on the portion of 2020 that he is employed by the Company). In sum, final target bonus opportunities for each Named Executive Officer for 2020 were as follows:

Final 2020 Target Bonus Award Opportunity
Phillip A. Gobe	100%
Dale Redman	110%
Darin G. Holderness	75%
David S. Schorlemer(1)	80%
Jeffrey D. Smith	N/A
David Sledge	100%
Adam Muñoz	100%
Newton W. “Trey” Wilson III	75%

(1)
Mr. Schorlemer’s 2020 bonus was pro-rated based on the portion of 2020 that he was employed with the Company.

Target bonus levels for each executive were established by the Compensation Committee after reviewing peer group data and, where peer data was not available or appropriate, compensation data found in Equilar General Industry Survey. The Compensation Committee also considered each Named Executive Officer’s responsibility and experience.
Performance Measures and Payout Results
Each year, the Compensation Committee establishes performance metrics and threshold, target, and maximum goals for each such metric. Potential payouts under the Amended Annual Bonus Plan depend on the actual performance level for each metric established by the Committee, as outlined below.
Performance Level	Payout (as a % of Target Bonus)
Threshold	50%
Target	100%
Maximum	200%
If performance falls between the specified performance levels, payments are generally determined via straight-line interpolation. If performance falls below the threshold performance level, no payments will be awarded. The Amended Annual Bonus Plan provides the Compensation Committee or the Board with the discretion to increase or decrease actual payout amounts otherwise resulting from the pre-established metrics, as it may deem necessary.
Under the 2020 annual incentive program, 80% of each Named Executive Officer’s annual bonus was based on the achievement of the quantitative performance goals enumerated in the table below. The remaining 20% of the annual incentive was based upon a qualitative analysis of individual and operational performance for the 2020 fiscal year.

Measure	Weighting	Threshold	Target	Maximum	Actual 2020 Performance	Payout as a Percentage of Target Bonus(1)
Quantitative Measures
Adjusted EBITDA per Share(2)	60%	$3.01	$3.69	$4.11	$1.40	0%
Safety-Total Recordable Incident Rate (TRIR)	20%	1.1	0.9	0.75	0.49	40%
Quantitative Total	80%					40%
Qualitative Measure(3)
Individual and Operational Performance	20%					34 – 40%
Discretionary Increase(4)						0 – 26%
Overall Total	100%					74 – 106%

(1)
These amounts have been rounded to the nearest whole number.

(2)
We define EBITDA as earnings before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus (i) loss/(gain) on disposal of assets, (ii) loss/(gain) on extinguishment of debt, (iii) stock based compensation, and (iv) other unusual or non-recurring (income)/expenses, such as impairment charges, severance, costs related to our IPO and costs related asset acquisition or one-time professional fees.

(3)
The Compensation Committee determined that the payout percentage for all eligible Named Executive Officers other than Mr. Wilson was 34% and the payout percentage for Mr. Wilson was 40%.

(4)
The Compensation Committee exercised its discretion to increase Mr. Wilson’s annual bonus payment an additional 26% of his target bonus over the maximum payout percentage calculated pursuant to the pre-established metrics.

The Compensation Committee selected these performance metrics because they are important to the ongoing success of the Company and were intended to drive short-term business performance by focusing executives on key objectives that position the Company for sustained growth. Specifically, Adjusted EBITDA per share is a measure of our financial performance and capital structure, and TRIR is an important measure of safety. The Qualitative component of the Amended Annual Bonus Plan allows the Committee to assess performance across a variety of individual and operational performance factors.
Overall, the Compensation Committee felt that the Company’s operational performance for 2020 was strong, particularly given the extraordinary challenges presented by depressed oil and gas prices, a global pandemic, several executive position transitions, and the need to successfully remediate material weaknesses in the Company’s financial controls and become current with SEC filings. Our Named Executive Officers have shown exceptional leadership throughout this difficult time, not allowing any of these obstacles to detract from achieving positive financial outcomes. The Compensation Committee made particular note of the following when setting the qualitative measure for our 2020 annual incentive program:
•
Successful executive position transitions;

•
The Company becoming current with its SEC filings;

•
The successful remediation of material weaknesses in the Company’s financial controls;

•
Successful implementation of cost-reduction strategies; and

•
Positive EBITDA in every quarter in 2020.

As a result, the Compensation Committee made the determination to make the following payments under the Amended Annual Bonus Plan:

	Final 2020 Target Bonus Award Opportunity as a Percentage of Base Salary	Value of Final 2020 Target Bonus Award Opportunity	Actual Payout as a Percentage of Target Bonus	Value of Actual 2020 Annual Bonus
Phillip A. Gobe	100%	$800,000	74%	$595,925
David S. Schorlemer(1)	80%	$79,200	74%	$59,348
Adam Muñoz	100%	$425,000	74%	$316,585
Newton W. “Trey” Wilson III(2)	75%	$300,000	106%	$319,102

(1)
Mr. Schorlemer’s 2020 target bonus value and actual bonus payment were pro-rated based on the portion of 2020 that he was employed with the Company.

(2)
The Compensation Committee used its discretion to increase Mr. Wilson’s bonus payment above the maximum payable pursuant to the pre-established metrics. His payout percentage was 80%

For the executives in the table above, other than Mr. Wilson, the payout percentage for the individual and operational performance metric was 34%, resulting in a total payout of 74% of each executive’s target bonus. The amount awarded to Mr. Wilson was slightly in excess (by $79,102) of the maximum bonus resulting from the payout percentages based on actual performance under the pre-established metrics (i.e., a payout percentage of 40% for the operational performance metric and 80% of target bonus overall). The Committee determined that such additional amount was appropriate in recognition of the additional time and leadership required to implement the remediation and improvement plan initiated in 2019 and to address related legal matters.
The Compensation Committee also elected to pay annual cash bonuses to Messrs. Holderness, Smith and Sledge in the following amounts: $279,340, $158,293, and $316,585. The bonus paid to Mr. Sledge was required pursuant to the terms of the Sledge Separation Agreement, though the amount was discretionary and was calculated by applying a 74% payout percentage to his 2020 target annual bonus opportunity, without pro-ration. Payments to Messrs. Holderness, who resigned during 2020, and Smith were awarded on a discretionary basis for exemplary work during the year. The bonus paid to Mr. Holderness was also calculated by applying a 74% payout percentage to his 2020 target annual bonus opportunity, without pro-ration.
Long Term Incentive Awards
Adoption of 2020 LTIP
On October 22, 2020 our stockholders approved the ProPetro Holding Corp. 2020 Long Term Incentive Plan (the “2020 LTIP”). Prior to such date the Company maintained the ProPetro Holding Corp. 2017 Incentive Award Plan (the “2017 LTIP”), under which all equity awards were granted to our Named Executive Officers during 2020. No further awards were granted under the 2017 LTIP following approval of the 2020 LTIP. Going forward, all future awards will be granted under the 2020 LTIP, pursuant to which 4,650,000 shares of our common stock are authorized for issuance, subject to applicable share recycling and adjustment provisions.
2020 Long Term Incentive Awards
In 2020, 40% of the value of each Named Executive Officer’s long term incentive awards were granted in the form of RSUs that vest in three substantially equal annual installments commencing on the first anniversary of the grant date and the remaining 60% in the form of performance stock units (“PSUs”) that vest, if earned, following the completion of a three year performance period, in each case subject to the Named Executive Officer’s continued employment through the end of such period.

This mix of time- and performance-based awards is intended to achieve the twin goals of ensuring retention and driving performance, while aligning the interests of our Named Executive Officers with those of our shareholders by providing an opportunity for increased share holdings. Both PSUs and RSUs may be settled in shares of our common stock or in the cash equivalent of the same.
The PSUs granted in 2020 vest based on the Company’s TSR as compared to the TSR of a designated peer group of companies. For purposes of the 2020 PSU awards, recipients of PSUs may earn between 0% and 200% of the target number of shares granted, as indicated in the following table. If performance falls between the specified performance levels, payouts will be determined via straight-line interpolation. If performance falls below the threshold performance level, no payouts will be awarded. Irrespective of the payout indicated by the table below, if the Company’s TSR is below zero on an absolute basis for the performance period, the number of PSUs earned shall not be greater than the target number of PSUs granted (i.e., the payout shall not be greater than 100%).
Company’s Percentile Rank in Peer Group	Payout (as a % of Target Number of PSUs Granted)	Payout (as a % of Target Number of PSUs Granted) if TSR is Below Zero
Below 25th Percentile	0%	0%
25th Percentile	50%	50%
50th Percentile	100%	100%
75th Percentile	175%	100%
90th Percentile and Above	200%	100%
The performance period for the 2020 PSU awards commenced on January 1, 2020 and ends on December 31, 2022. The 2020 performance peer group is comprised of the same companies used in the 2020 Peer Group.
Should a peer company cease to exist as a separate publicly-traded company during the performance period (due to an acquisition or bankruptcy, for example), it will remain as a member of the Company’s peer group with any peer company filing for bankruptcy ranked last in the peer group and any peer company that is acquired ranked based on the stock price at which it was acquired.
The annual value of each Named Executive Officer’s long-term incentive award is generally determined in conjunction with the Compensation Committee’s annual compensation analysis or, if later, in connection with the Named Executive Officer’s promotion or hire date following the Compensation Committee’s review of peer compensation data and consideration of each Named Executive Officer’s position and associated responsibilities. In 2020, the Compensation Committee granted the RSUs and PSUs included in the table below to our Named Executive Officers.

Name	Number of RSUs Granted in 2020	Value of RSUs Granted in 2020(4)	Target Number of PSUs Granted in 2020	Value of PSUs Granted in 2020(4)
Phillip A. Gobe	275,839	$1,279,995	413,758	$2,528,726
Dale Redman(1)	83,594	$799,995	125,391	$1,680,239
Darin G. Holderness(2)	41,797	$399,997	62,695	$840,113
David S. Schorlemer	27,210	$119,996	40,816	$267,753
Jeffrey D. Smith	31,347	$299,991	47,021	$630,081
David Sledge(3)	37,617	$359,995	56,426	$756,108
Adam Muñoz	46,914	$263,547	70,372	$531,764
Newton W. “Trey” Wilson III	22,988	$219,995	34,482	$462,059

(1)
Mr. Redman forfeited all RSUs and PSUs granted to him in 2020 upon his resignation on March 13, 2020.

(2)
In connection with his resignation effective October 30, 2020, Mr. Holderness’s remaining unvested RSUs were accelerated to fully vest while, his PSUs were accelerated to vest from a service standpoint but remain subject to all applicable performance conditions and will vest, if at all, at the end of the performance period based on actual Company performance.

(3)
In connection with his resignation effective December 31, 2020, the vesting of 12,539 of Mr. Sledge’s RSUs granted in 2020 was accelerated. The remainder of the RSUs and PSUs that were granted to Mr. Sledge in 2020 were forfeited.

(4)
Amounts in these columns reflect the aggregate grant date fair value of the RSU and PSU awards granted in 2020 under the 2017 LTIP, calculated in accordance with FASB ASC Topic 718.

As part of the compensation package that the Compensation Committee negotiated to recruit Mr. Schorlemer, the Company promised to grant him awards under the 2020 LTIP with a grant date fair value of at least $900,000 in 2021. Details regarding the actual awards granted to each of our Named Executive Officers in 2021 will be discussed in our 2021 proxy statement, in accordance with applicable SEC rules.
Employee Benefits, Perquisites and Special Payments
Health/Welfare Plans
All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans on the same basis, including: medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and group life insurance.
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions and we may make certain discretionary profit sharing contributions. Both the matching contributions and the profit sharing contributions vest in equal installments over four years of service, with accelerated vesting on retirement, death or disability. We believe that offering a vehicle for tax-deferred retirement savings through our 401(k) plan and making matching contributions and profit sharing contributions that vest over time, add to the overall desirability of our compensation packages and further incentivize our employees in accordance with our compensation policies. We do not maintain any defined benefit pension plans or deferred compensation plans.

Retention Bonuses
In 2020, Mr. Wilson received a $25,000 retention bonus, consistent with the terms of the Wilson Employment Agreement (as defined below). While the Company’s legal obligations pursuant to the Wilson Employment Agreement were canceled by Mr. Wilson’s entry into a participation agreement under the Amended Executive Severance Plan, the Compensation Committee elected to honor the payment of the retention bonus. Mr. Wilson is a key member of our executive team and payment of the retention bonus served to ensure he would continue to provide services to the Company. Mr. Schorlemer has extensive public company experience and his recruitment was one of the Company’s most important hiring actions during 2020. In connection with his recruitment, Mr. Schorlemer was also promised a retention bonus in the amount of $75,000, payable on the first anniversary of his employment with the Company.
Perquisites
Messrs. Redman, Smith, Sledge, Muñoz, and Wilson each participated in a vehicle allowance program during 2020. In addition, in 2020 we provided each of Messrs. Gobe, Holderness and Schorlemer with a Company vehicle for their use while in Midland, Texas. In 2020 the Company also provided other perquisites to its Named Executive Officers, including club memberships and dues.
In order to incentivize Mr. Schorlemer, who was a key hire during 2020, to accept the position as our Chief Financial Officer and relocate to Midland, Texas, we paid him a $125,000 relocation bonus and promised to pay for all costs associated with his relocation, including a tax gross-up on the portions of those expenses that Mr. Schorlemer recognizes as income. The portion of such relocation costs accrued through December 31, 2020 is reflected in the Summary Compensation Table below. See “Executive Compensation  —  Summary Compensation Table” for additional information. Relocation costs accrued in 2021 and any tax gross-up on those expenses will be reflected in the Summary Compensation Table for 2021, in accordance with applicable SEC rules. Total relocation costs and the associated gross-up payments for Mr. Schorlemer are not expected to exceed $300,000.
The Compensation Committee reviews the perquisites we provide to our Named Executive Officers periodically, including in 2020, to ensure that they are necessary to retain our executives, appropriate, and consistent with benefits offered by companies with which we compete for executive talent.
Other New Plans, Agreements and Arrangements
Executive Severance Plan
On March 13, 2020, the Board adopted the ProPetro Services, Inc. Executive Severance Plan (the “Executive Severance Plan”). The Compensation Committee and the Board adopted the Executive Severance Plan because they felt it was desirable to pivot away from individually negotiated employment agreements and towards a streamlined plan providing for more uniform treatment upon a termination of employment. The amounts of the severance and benefits established under the Executive Severance Plan were selected after the Compensation Committee received advice from Meridian regarding the types and amounts of severance that are market among the Company’s peers. The Compensation Committee also considered its members’ considerable experience in the industry when making this determination. The “Tier” level assigned to each participant in the plan was determined based on each participant’s position and responsibility.
On April 10, 2020, the Board adopted the ProPetro Services, Inc. Amended and Restated Executive Severance Plan (the “Amended Executive Severance Plan”), which amends the Executive Severance Plan such that any severance amounts that become payable will be calculated without taking into account any temporary reduction to a participant’s annualized base salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions, as determined by the Compensation Committee in its sole discretion.
On October 23, 2020, the Board adopted the ProPetro Services, Inc. Second Amended and Restated Executive Severance Plan (the “Second Amended Executive Severance Plan”), which amends the Amended Executive Severance Plan such that (i) equity awards granted under the 2017 LTIP will continue to be governed by the terms of the 2017 LTIP and equity awards granted under the 2020 LTIP will be governed by the terms of the 2020 LTIP, (ii) certain defined terms are incorporated by reference to the 2020 LTIP rather than the 2017 LTIP and (iii) participants in the Second Amended Executive Incentive Plan are required to comply with certain obligations, including restrictive covenants, as set forth in the award agreements under both the 2017 LTIP and the 2020 LTIP, as applicable.
Each of Messrs. Gobe, Holderness, Schorlemer, Muñoz and Wilson were participants in the Amended Executive Severance Plan during 2020 as were certain other executives of the Company who are not Named Executive Officers. The participation agreements for each of Messrs. Gobe, Holderness and Wilson included the termination of the Gobe Letter Agreement, the Holderness Letter Agreement and the Wilson Employment Agreement (each as defined below), respectively, except for the provisions of those agreements containing restrictive covenants. The Second Amended Executive Severance Plan is described in detail below in the section entitled “Potential Payments upon Termination and Change of Control  —  Second Amended Executive Severance Plan.”
Letter Agreement with Jeffrey D. Smith
On March 13, 2020, Mr. Smith was appointed as a Special Advisor to the Chief Executive Officer and will no longer serve as the Chief Administrative Officer or an executive officer of the Company. Effective as of March 13, 2020, the Company and Mr. Smith entered into a letter agreement (the “2020 Smith Letter Agreement”) memorializing the terms of his role and related matters. Pursuant to the terms of the 2020 Smith Letter Agreement, Mr. Smith will continue to receive an annualized base salary of $425,000 but the Compensation Committee does not anticipate Mr. Smith receiving any future awards under the 2017 LTIP in his new role. Mr. Smith will no longer be eligible to receive an annual cash bonus under the Amended Annual Bonus Plan, including for the 2020 fiscal year. In addition, the 2020 Smith Letter Agreement terminated the employment agreement by and between Mr. Smith and the Company dated April 17, 2013 (the “Smith Employment Agreement”), effective as of March 13, 2020, except that the restrictive covenants set forth in Section 6 of the Smith Employment Agreement will continue in full force and effect.
In addition, the 2020 Smith Letter Agreement provides Mr. Smith with the following benefits in exchange for his agreement to additional restrictive covenants that result in a total of a five-year non-competition and non-solicitation obligation (an increase from the one-year non-competition and three-year non-solicitation obligation set forth in the Smith Employment Agreement and in the award agreements documenting Mr. Smith’s equity awards under the 2017 LTIP):
•
an extension of the exercise period applicable to the stock options granted under the Stock Option Plan of ProPetro Holding Corp., which was originally adopted in 2013 and subsequently amended (the “Stock Option Plan”) that are vested and outstanding as of the date of Mr. Smith’s “Termination of Employment” (as defined in the Stock Option Plan) (the “Smith Extended Options”) such that the Smith Extended Options remain exercisable until the one-year anniversary of the date of Mr. Smith’s Termination of Employment; and

•
“cashless exercise” of the stock options granted under the both the Stock Option Plan and 2017 LTIP that are outstanding as of March 13, 2020 (the “Smith Vested Options”) within the exercise periods described in the applicable award agreements and plans (as modified by the 2020 Smith Letter Agreement for the Smith Extended Options) such that Mr. Smith does not have to deliver any cash to exercise the Smith Vested Options but the number of shares of Stock delivered by the Company upon the exercise of the Smith Vested Options shall be reduced by the number of shares of Stock equal in value to the applicable exercise price and the associated tax withholding.

Letter Agreement with David Sledge
On April 9, 2020, the Company entered into a letter agreement with David Sledge (the “Sledge Letter Agreement”). The Sledge Letter Agreement describes a reduction in Mr. Sledge’s annualized base salary, effective April 13, 2020, which is consistent with the voluntary reduction in certain executives’ base salaries as a result of current market conditions.
The Sledge Letter Agreement also clarifies that, similar to the terms of the Amended Executive Severance Plan, Mr. Sledge’s revised annualized base salary will not be used for purposes of calculating any severance payment that Mr. Sledge may become eligible to receive pursuant to the terms of the employment agreement by and between the Company and Mr. Sledge, effective April 17, 2013 (the “Sledge Employment Agreement”).
The Sledge Letter Agreement contains Mr. Sledge’s acknowledgment of and consent to the aforementioned changes and provides that the Sledge Employment Agreement is deemed to be amended by the Sledge Letter Agreement to the extent that any provision of the Sledge Letter Agreement is inconsistent with the terms of the Sledge Letter Agreement. For additional information regarding the Sledge Employment Agreement please see the section below entitled “Executive Compensation  —  Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table  —  Employment Agreements with Messrs. Redman, Smith, and Sledge.”
Separation Agreement with Dale Redman
In connection with his resignation, on March 13, 2020, the Company and Mr. Redman entered into a separation agreement and release (the “Redman Separation Agreement”) pursuant to which, among other things, Mr. Redman (i) acknowledged his resignation from employment with the Company; (ii) agreed to additional restrictive covenants that result in a total of a five-year non-competition and non-solicitation obligation (an increase from the one-year non-competition and three-year non-solicitation obligation set forth in the Redman Employment Agreement (as defined below) and in the award agreements documenting Mr. Redman’s equity awards under the 2017 LTIP); and (iii) executed a release of claims in favor of the Company. The Company agreed to provide certain very limited separation benefits to Mr. Redman pursuant to the Redman Separation Agreement to which he was not otherwise entitled in order to obtain additional restrictive covenants and a release of claims and to show appreciation for his many years of service to the Company, each of which the Compensation Committee felt were important to the Company. For information regarding the limited separation benefits that Mr. Redman received in connection with his termination of employment pursuant to the Redman Separation Agreement, see the section below entitled “— Potential Payments Upon Termination or Change in Control  — Redman Separation Agreement.”
Separation Agreement with Darin Holderness
Effective as of October 23, 2020, the Company and Mr. Holderness entered into a separation agreement and release (the “Holderness Separation Agreement”) memorializing the terms of his transition from Chief Financial Officer to Special Advisor to the Chief Financial Officer and pursuant to which Mr. Holderness resigned as an employee on October 30, 2020. Pursuant to the terms of the Holderness Separation Agreement, during the time that Mr. Holderness served as the Special Advisor to the Chief Financial Officer, he continued to receive the base salary in place on October 23, 2020 and remained eligible to receive such other benefits for which he was eligible to receive prior to October 23, 2020, including use of a Company-provided vehicle. The Holderness Separation Agreement also included a release of claims in favor of the Company and some limited separation benefits. The Company agreed to provide Mr. Holderness with certain limited separation benefits pursuant to the Holderness Separation Agreement to which he was not otherwise entitled in order to obtain a release of claims and to show appreciation for the work he did in developing and implementing the Company’s remediation plan during 2019 and 2020, each of which the Compensation Committee felt were important to the Company. For information regarding the payments and benefits that Mr. Holderness received in connection with his termination of employment pursuant to the Holderness Separation Agreement, see the section below entitled “— Potential Payments Upon Termination or Change in Control  — Holderness Separation Agreement.”
Separation Agreement with David Sledge
On December 17, 2020, the Company and Mr. Sledge entered into a Separation Agreement and Release (the “Sledge Separation Agreement”) pursuant to which Mr. Sledge ceased to serve as the Chief Operating Officer of the Company, effective December 31, 2020. Pursuant to the Separation Agreement, Mr. Sledge (i) acknowledged his resignation from employment with the Company as of the Separation Date; (ii) agreed to additional restrictive covenants, which in combination with his previously existing restrictive covenant obligations extend Mr. Sledge’s total non-competition and non-solicitation period to five years following the Separation Date; and (iii) executed a release of claims in favor of the Company. The Company agreed to make certain severance payments and provide certain benefits to Mr. Sledge pursuant to the Sledge Separation Agreement to which he was not otherwise entitled in order to obtain additional restrictive covenants and a release of claims and to show appreciation for his many years of service to the Company, each of which the Compensation Committee felt were important to the Company. For information regarding the payments and benefits that Mr. Sledge received in connection with his termination of employment pursuant to the Holderness Separation Agreement, see the section below entitled “— Potential Payments Upon Termination or Change in Control  — Sledge Separation Agreement.”
Other Compensation Policies
Consistent with our goal of aligning compensation practices with stockholder interests, the Board has adopted, and the Compensation Committee administers, an Executive Compensation Claw-Back Policy and Executive Stock Ownership Policy.
Executive Compensation Claw-Back Policy
Under the terms of our Executive Compensation Claw-Back Policy, any incentive compensation, including equity awards, paid to an executive officer which was determined based on our performance against financial metrics will be subject to recovery by the Company in the event that the underlying financial metrics are negatively impacted by a restatement of our financial statements. In addition, incentive compensation, including equity awards, is subject to recovery by the Company where an executive engages in certain misconduct.
Executive Stock Ownership Policy
Under the terms of our Executive Stock Ownership Policy, we have established equity ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer must own shares of our common stock or certain equity awards with a value equal to not less than five times annual base pay, the Chief Financial Officer and Chief Operating Officer must own shares of our common stock or certain equity awards with a value equal to not less than three times annual base pay, and all other executive officers must own shares of our common stock or certain equity awards with a value equal to not less than one times their annual base pay. Messrs. Gobe and Adam Muñoz, along with any individuals who became executive officers as a result of an internal promotion or a new hire, will have five years from the date of being named an executive officer to meet the stock ownership guidelines. Each of Messrs. Sledge and Holderness ceased to be subject to these guidelines on the date each ceased to be an executive officer of the Company. In calculating the value of shares of our common stock or certain equity awards held for purposes of determining compliance with the policy, such value is equal to the closing price per share on the measurement date, based on shares owned outright and unvested RSUs, with the value of such unvested RSUs discounted by 40%. Unexercised option awards and unvested PSUs are excluded from the calculation.
No Tax Gross-Ups
With the exception of gross-up payments provided in connection with Mr. Schorlemer’s relocation, we do not provide gross-up payments to cover our Named Executive Officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.
Insider Trading Compliance Policy
We believe that derivative transactions, including puts, calls and options, and hedging transactions for our securities carry a high risk of inadvertent securities laws violations and may lead to an officer, director or employee no longer having the same objectives as the Company’s other stockholders. For these reasons, we prohibit our directors, officers, and employees from engaging in any type of derivative or hedging transactions in respect of our securities pursuant to our Insider Trading Compliance Policy.
Company stock pledged as collateral, including shares held in a margin account, may be sold without the consent of the holder by the lender in a foreclosure or default event, which could lead to inadvertent securities laws violations. For this reason, pursuant to our Insider Trading Compliance Policy, we prohibit pledging Company securities as collateral to secure loans and purchasing Company securities on margin.

Tax Implications
Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered employees, which include our Named Executive Officers. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. For taxable years beginning after December 31, 2017, this exemption has been repealed for all but certain grandfathered compensation arrangements. However, a privately held corporation that becomes a publicly held corporation before December 20, 2019 may rely on the transition rules provided in Treasury Regulation Section 1.162-27(f)(1) until the earliest of the events provided in Treasury Regulation Section 1.162-27(f)(2). Because our IPO occurred in 2017, certain compensation awarded or paid prior to the approval of our 2020 LTIP, the adoption of which terminated the transition period, may be fully tax deductible. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote achievement of corporate goals, retention and recruitment, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible and expects that the deductibility of certain compensation paid will be limited by Section 162(m).
Compensation Risk Assessment
We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risk are likely to have a material adverse effect on us:
•
We pay a mix of compensation which includes short-term cash and long-term equity-based compensation.

•
We base the vesting and payment of our incentive compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

•
We believe that our performance metrics are reasonably challenging yet should not require inappropriate risk-taking to achieve.

•
The performance metrics for awards under our Amended Annual Bonus Plan include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business and our Compensation Committee retains discretion to modify payout amounts under the Amended Annual Bonus Plan as appropriate.

•
The performance periods under our PSUs overlap, and our time-vested RSUs generally vest over a three-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.

•
Our Named Executive Officers are required to own our common stock at levels provided in our Executive Stock Ownership Guidelines.

•
We have instituted a clawback policy, which allows us to clawback compensation in the event of a financial restatement or certain misconduct.

•
We believe that we have an effective management process for developing and executing our short- and long-term business plans.

•
Our compensation policies and programs are overseen by the Compensation Committee.

•
The Compensation Committee retains an independent compensation consultant.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
By the Compensation Committee of the Board of Directors,
Michele V. Choka (Chair)
Anthony J. Best
Jack B. Moore

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation provided by us to our Named Executive Officers for the fiscal years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Phillip A. Gobe(6) Chief Executive Officer	2020	675,632	—	3,808,721	—	595,925	15,450	5,095,728
	2019	142,078	32,000	422,370(9)	—	118,000	—	714,448
Dale Redman(6) Former Chief Executive Officer	2020	199,755	—	2,480,234	679,239	—	7,795	3,367,023
	2019	700,000	—	4,975,572	—	—	49,336	5,724,908
	2018	684,615	—	3,360,534	—	1,400,000	304,863	5,750,012
Darin G. Holderness(7) Former Chief Financial Officer	2020	403,689	—	1,730,354	—	—	328,593	2,462,636
	2019	159,035	35,000	286,093	—	165,000	20,725	665,853
David S. Schorlemer(8) Chief Financial Officer	2020	101,435	125,000	387,749	—	59,348	69,218	742,750

Jeffrey D. Smith(6) Former Chief Administrative Officer	2020	418,578	158,293	930,072	—	—	11,400	1,518,343
	2019	483,558	—	1,658,543	—	—	10,800	2,152,901
	2018	500,000	—	1,344,232	—	750,000	22,732	2,616,964
David Sledge Former Chief Operating Officer	2020	450,512	—	1,646,441	1,400,783	—	339,519	3,837,255
	2019	425,000	—	1,492,699	—	590,000	10,800	2,518,499
	2018	425,000	—	1,209,818	—	850,000	17,887	2,502,705
Adam Muñoz Chief Operating Officer	2020	407,232	—	795,311	—	316,585	22,495	1,541,623

Newton W. “Trey” Wilson III General Counsel and Corporate Secretary	2020	383,242	104,102	682,054	—	240,000	28,900	1,438,298
	2019	96,923	—	286,093	—	120,000	—	503,016

(1)
The amounts in this column represent the base salary each Named Executive Officer earned for services provided during 2020. For Messrs. Redman, Holderness, and Sledge, it also includes the following values of paid time off paid to them in connection with their terminations of employment: $38,217, $11,175, and $44,952, respectively.

(2)
The amount in this column for Mr. Schorlemer reflects a relocation bonus paid in connection with his appointment and relocation. The amount in this column for Mr. Smith reflects a discretionary cash bonus awarded outside of the Amended Annual Bonus Plan. The amount for Mr. Wilson reflects (i) a $25,000 retention bonus and (ii) a $79,102 discretionary increase to his short-term cash incentive award paid pursuant to the Amended Annual Bonus Plan based upon his performance during 2020. See Note 3 below and “Elements of Compensation for the 2020 Fiscal Year — Annual Cash Incentive Awards,” “Elements of Compensation for the 2020 Fiscal Year — Employee Benefits and Perquisites — Retention Bonuses” and “Elements of Compensation for the 2020 Fiscal Year — Employee Benefits and Perquisites — Perquisites” above for additional information regarding these awards.

(3)
Amounts in these columns reflect the aggregate grant date fair value of the RSU and PSU awards granted in 2020 under the 2017 LTIP, calculated in accordance with FASB ASC Topic 718. For Messrs. Redman, Holderness, and Sledge, the amount also reflects the incremental fair value of the modified awards of RSUs, PSUs and stock options as described below in “Potential Payments Upon Termination or Change in Control — Redman/Holderness/Sledge Separation Agreement.” The FASB ASC Topic 718 value for the RSUs was calculated using the closing price per share of our common stock on the date of grant applied to the total number of RSUs granted. The FASB ASC Topic 718 grant date fair value of the PSUs was determined using a Monte Carlo simulation. For information regarding assumptions underlying the valuation of equity awards, see Note 11 of the Consolidated Financial Statements included in our 2020 Annual Report on Form 10-K. The actual amount realized upon settlement of PSU and RSU awards will depend upon the market price of the Company’s stock on the settlement date and the Company’s performance (with respect to the PSUs).
(4)
Amounts in this column represent the short-term cash incentive awards for performance during the 2020 fiscal year pursuant to the Amended Annual Bonus Plan, determined based on achievement of the applicable performance metrics. See “Compensation Discussion and Analysis — Elements of Compensation for the 2020 Fiscal Year — Annual Cash Incentive Awards” above for additional informational regarding these awards.

(5)
Amounts in this column are comprised of the payments and benefits enumerated in the table below.

Name	Vehicle Allowance Program ($)(a)	Contribution to 401(k) Plan ($)(b)	Company Vehicle Use ($)(c)	Club Dues/ Membership Fees ($)(d)	Attorney Fees ($)(e)	Relocation, Housing Allowance & Travel Benefits ($)(f)	Tax Gross-up ($)(g)	2020 Annual Bonus Paid Following Termination ($)(h)	COBRA ($)(i)	Total ($)
Phillip A. Gobe(j)	—	15,450	—	—	—	—	—	—	—	15,450
Dale Redman(j)	—	—	—	—	—	—	—	—	7,795	7,795
Darin G. Holderness	—	—	10,409	—	5,366	33,478	—	279,340	—	328,593
David S. Schorlemer	—	—	211	16,787	—	31,671	20,549	—	—	69,218
Jeffrey D. Smith	11,400	—	—	—	—	—	—	—	—	11,400
David Sledge	11,400	—	—	—	11,534	—	—	316,585	—	339,519
Adam Muñoz	11,400	3,462	—	7,633	—	—	—	—	—	22,495
Newton W. “Trey” Wilson III	11,400	13,824	—	3,676	—	—	—	—	—	28,900

(a)
The amounts in this column reflect the cost of the Company’s vehicle allowance program.

(b)
Amounts in this column reflect the Company’s contribution to each Named Executive Officer’s account in the Company’s 401(k) plan.

(c)
Amounts in this column reflect the value of the Company vehicle provided to Messrs. Gobe, Redman, and Schorlemer for their use while in Midland, Texas, which was determined by multiplying the number of miles they each drove the vehicle in 2020 by $0.575, which is the Internal Revenue Service’s mileage reimbursement rate for business travel in 2020.

(d)
Amounts in this column reflect club dues or membership fees paid by the Company.

(e)
Amounts in this column reflect attorney’s fees paid on behalf of the Named Executive Officer in connection with his termination of employment.

(f)
For Mr. Holderness, the amount reported for 2020 includes reimbursements for travel to and from Midland, Texas and payment of his housing expenses in Midland, Texas. For Mr. Schorlemer, this amount includes costs associated with his relocation to Midland, Texas that were incurred in 2020, including travel and accommodation to and from Midland for Mr. Schorlemer and his family to purchase a home and locate a school for his children, travel to and from Waco, Texas to visit his family prior to their relocation to Midland, temporary housing in Midland prior to the purchase of his home, and relocation of the family vehicle to Midland.

(g)
Represents a tax gross-up for amounts reimbursed in connection with the purchase of Mr. Schorlemer’s home in Midland, Texas.

(h)
Annual bonuses for 2020 were paid to Messrs. Holderness and Sledge following their termination of employment. The bonus paid to Mr. Holderness was required by the Sledge Separation Agreement, though the amount was in the discretion of the Compensation Committee. The bonus paid to Mr. Holderness was a discretionary bonus awarded after fiscal year end.

(i)
This amount reflects the cost of continued health coverage following Mr. Redman’s termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), paid pursuant to the Redman Separation Agreement (as defined and described below in “Potential Payments upon Termination or Change in Control — Redman Separation Agreement”)

(j)
The value of any perquisites or personal benefits has been excluded in accordance with Instruction 4 to Item 402(c)(2)(ix) of Regulation S-K because the total value of all perquisites and personal benefits for the Named Executive Officer for 2020 was less than $10,000.

(6)
Mr. Redman resigned from his position as Chief Executive Officer on March 13, 2020, and Mr. Gobe was appointed Chief Executive Officer as of such date. Effective as of the same date, Mr. Smith was appointed Senior Advisor to the Chief Executive Officer and ceased to serve as Chief Administrative Officer. Mr. Gobe served as our sole principal financial officer during the entirety of 2020.

(7)
On April 10, 2020, Mr. Holderness was appointed Chief Financial Officer, removing the previous interim title. On October 23, 2020 Mr. Holderness ceased to serve as Chief Financial Officer and was appointed Special Advisor to the Chief Financial Officer until his resignation from the Company on October 30, 2020.

(8)
On October 23, 2020, Mr. Schorlemer was appointed Chief Financial Officer and ceased to be Special Advisor to the Chief Financial Officer, a position he had held since October 12, 2020.

Grants of Plan-Based Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	(#)(3)	($)(4)
Phillip A. Gobe		400,000	800,000	1,600,000	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	41,797	399,997
RSUs	3/13/2020	—	—	—	—	—	—	234,042	879,998
PSUs	2/11/2020	—	—	—	31,348	62,695	125,390	—	840,113
PSUs	3/13/2020	—	—	—	175,532	351,063	702,126	—	1,688,613
Dale Redman(5)		385,000	770,000	1,540,000	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	83,594	799,995
PSUs	2/11/2020	—	—	—	62,696	125,391	250,782	—	1,680,239
Stock Options(6)	3/13/2020	—	—	—	—	—	—	—	679,239
Darin G. Holderness		187,500	375,000	750,000	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	41,797	399,997
PSUs	2/11/2020	—	—	—	31,348	62,695	125,390	—	840,113
RSUs(6)	10/30/2020	—	—	—	—	—	—	—	163,842
PSUs(6)	10/30/2020	—	—	—	—	—	—	—	326,401
David S. Schorlemer		39,600	79,200	158,400	—	—	—	—	—
RSUs	10/13/2020	—	—	—	—	—	—	27,210	119,996
PSUs	10/13/2020	—	—	—	20,408	40,816	81,632	—	267,753
Jeffrey D. Smith		138,125	276,250	552,500	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	31,347	299,991
PSUs	2/11/2020	—	—	—	23,511	47,021	94,042	—	630,081
David Sledge(5)		212,500	425,000	850,000	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	37,617	359,995
PSUs	2/11/2020	—	—	—	28,213	56,426	112,852	—	756,108
RSUs(6)	12/31/2020	—	—	—	—	—	—	—	221,951
PSUs(6)	12/31/2020	—	—	—	—	—	—	—	308,387
Stock Options(6)	12/31/2020	—	—	—	—	—	—	—	1,400,783
Adam Muñoz		212,500	425,000	850,000	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	15,000	143,550
RSUs	3/13/2020	—	—	—	—	—	—	31,914	119,997
PSUs	2/11/2020	—	—	—	11,250	22,500	45,000	—	301,500
PSUs	3/13/2020	—	—	—	23,926	47,872	95,744	—	230,264
Newton W. “Trey” Wilson III		150,000	300,000	600,000	—	—	—	—	—
RSUs	2/11/2020	—	—	—	—	—	—	22,988	219,995
PSUs	2/11/2020	—	—	—	17,241	34,482	68,964	—	462,059

(1)
Amounts in these columns represent the estimated payouts for annual cash incentive awards under the Amended Annual Bonus Plan for 2020 assuming threshold, target and maximum performance achievement. For Mr. Schorlemer, these columns represent the pro-rata portion of his annual cash incentive awards for the portion of 2020 during which he was employed by the Company. While Mr. Smith was granted a 2020 annual cash incentive award under the Amended Annual Bonus Plan, pursuant to the terms of the 2020 Smith Letter Agreement, he subsequently forfeited such award. Following the fiscal year end, the Compensation Committee elected to pay Mr. Smith a discretionary cash bonus for 2020 in light of his substantial contributions to the Company in 2020. Messrs. Redman and Holderness forfeited their annual cash incentive awards under the Amended Annual Bonus Plan in connection with their respective terminations of employment on March 13, 2020 and October 30, 2020, respectively, though the Compensation Committee elected to pay Mr. Holderness a discretionary cash bonus for 2020 in light of his substantial contributions to the Company in 2020. The actual amounts paid to our Named Executive Officers for 2020 can be found in the “Bonus” and the “Non‑ Equity Incentive Plan Compensation” columns of the Summary Compensation Table above. See “ — Compensation Discussion and Analysis — Elements of Compensation for the 2020 Fiscal Year — Annual Cash Incentive Awards” above for additional information regarding these awards.

(2)
These amounts represent the threshold, target and maximum number of PSUs granted to the Named Executive Officers during 2020. The number of PSUs which ultimately vest is based on the performance of the Company’s TSR relative to the TSR of the companies in our performance peer group during the three-year performance period ending on December 31, 2022, subject to the Named Executive Officer’s continued employment through such date. The PSUs granted in 2020 were subsequently cancelled and regranted on June 4, 2020 in order to ensure the availability of an exemption from liability under Section 16(b) of Exchange Act with respect to these awards. No changes were made to the terms of the awards in connection with the cancellation and regranting of such awards other than the date of grant.

(3)
Other than as described in Note 5 below, amounts in this column reflect RSUs granted to the Named Executive Officers during 2020, which vest as to one-third on each of the first three anniversaries of the applicable date of grant, subject to the Named Executive Officer’s continued employment through each such date.

(4)
These amounts represent the aggregate grant date fair value of RSUs and PSUs granted in 2020 to the Named Executive Officers, computed in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. The grant date fair value of the PSUs is based on probable outcome with regard to the applicable performance metrics. Additionally, the amounts in this column represent (i) for Messrs. Redman and Sledge, the incremental fair value of the modifications to the stock options previously granted to such Named Executive Officers in connection with their separations on March 13, 2020 and December 31, 2020, respectively, and (ii) for Messrs. Holderness and Sledge, the incremental fair value of the modifications to the RSUs and PSUs previously granted to such Named Executive Officers in connection with their separations on October 30, 2020 and December 31, 2020, respectively, in each case, computed in accordance with FASB ASC Topic 718 as of the applicable modification date. For information regarding assumptions underlying the valuation of equity awards, see Note 11 of the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K.

(5)
Pursuant to the terms of the 2017 LTIP, Mr. Redman forfeited all of his unvested RSUs and PSUs in connection with his March 13, 2020 separation, as described below in “— Outstanding Equity Awards for Fiscal Year Ended December 31, 2020” and “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement.” Similarly, Mr. Sledge forfeited 25,078 of the RSUs and all of the PSUs granted to him in 2020 pursuant to the terms of the Sledge Separation Agreement. See “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement.”

(6)
The terms of these awards were amended in connection with Messrs. Redman’s, Holderness’s and Sledge’s separations on March 13, 2020, October 30, 2020 and December 31, 2020, respectively, and such amendments resulted in an accounting modification for each of these awards under FASB ASC Topic 718. The amounts in the column entitled “Grant Date Fair Value of Stock and Option Awards” represent the incremental fair value of the modification of each such award as computed in accordance with FASB ASC Topic 718. For a description of the amendments to these awards, see

“— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement,” “— Potential Payments Upon Termination or Change in Control — Holderness Separation Agreement,” and “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement.”
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The Company historically had a practice of maintaining employment agreements and letters with its executives. Following the adoption of the Amended Executive Severance Plan, none of the Named Executive Officers other than Mr. Sledge had an employment agreement with the Company. Mr. Sledge’s employment with the Company terminated on December 31, 2020. As a result, none of the Named Executive Officers is currently a party to an employment agreement or letter agreement with us, except for Mr. Smith. The information below summarizes the 2020 Smith Letter Agreement as well as the employment agreements and arrangements as they existed prior to each Named Executive’s termination of employment or cancelation of the applicable employment agreement by way of letter agreement or participation agreement.
Employment Agreements with Messrs. Redman, Smith and Sledge
Prior to Mr. Redman’s March 13, 2020 resignation, entry into the 2020 Smith Letter Agreement with Mr. Smith, and Mr. Sledge’s December 31, 2020 resignation, we were party to employment agreements with each of Messrs. Redman, Smith, and Sledge. The 2020 Smith Letter Agreement terminated the Smith Employment Agreement, effective as of March 13, 2020, except that the restrictive covenants in the Smith Employment Agreement will continue in full force and effect. The employment agreements provided for an initial two-year term with an automatic renewal for successive one year terms unless either party gave notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable term.
The employment agreements provided for initial base salaries of $250,000 for each of Messrs. Redman, Smith, and Sledge.
The employment agreements also provided that such Named Executive Officers would be eligible to receive an annual cash bonus in an amount up to 50% of the Named Executive Officer’s annual base salary, based upon individual and Company annual performance targets established by the Board in its sole discretion, stock option awards in connection with the IPO of the Company and four weeks of paid vacation. Pursuant to the terms of the employment agreements, the Board had the discretion to determine the amount of the annual bonuses payable based on achievement of such performance goals.
Pursuant to the employment agreements with Messrs. Redman, Smith, and Sledge, upon termination of employment by the Company without Cause or by the Named Executive Officer for Good Reason, each Named Executive Officer was eligible to receive certain severance payments and benefits. Each Named Executive Officer was required to execute a release of claims in favor of the Company in order to receive his severance benefits. The agreements also contained noncompetition covenants that apply through one year following termination of employment and non-solicitation covenants that apply through three years following termination of employment.
Employment Agreement with Mr. Wilson
On September 25, 2019, the Company entered into an employment agreement with Mr. Wilson appointing him as General Counsel and Corporate Secretary, effective September 30, 2019 (the “Wilson Employment Agreement”). The Wilson Employment Agreement provided for an initial two-year term with an automatic renewal for successive one year terms unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term.
The Wilson Employment Agreement provided for (i) an annualized base salary of $400,000, (ii) eligibility to receive an annual cash bonus with a target value of 75% of Mr. Wilson’s base salary under the Amended Annual Bonus Plan (prorated for 2019 based on months of service as General Counsel and Corporate Secretary), (iii) cash retention bonuses equal to $25,000 each, to be paid on the first and second anniversaries of the effective date and (iv) four weeks of paid vacation.

Pursuant to the Wilson Employment Agreement, upon termination of employment by the Company without Cause or by Mr. Wilson for Good Reason, Mr. Wilson was eligible to receive certain severance payments and benefits. Mr. Wilson would have been required to execute a release of claims in favor of the Company in order to receive his severance benefits. The Wilson Employment Agreement also contained noncompetition and non-solicitation covenants that applied through one year following termination of employment. The Wilson Employment Agreement was canceled, with the exception of certain restrictive covenants thereunder, as a result of his entry into a participation agreement under the Amended Executive Severance Plan.
Letter Agreements with Messrs. Redman and Smith
In connection with Mr. Redman’s removal as principal executive officer, the Company entered into a letter agreement with Mr. Redman effective October 3, 2019 (the “Redman Letter Agreement”). The Redman Letter Agreement describes Mr. Redman’s responsibilities, outlines the reporting relationship of each of the Company’s executive officers and includes Mr. Redman’s acknowledgment of and consent to these changes. The Redman Letter Agreement also confirms that Mr. Redman’s base salary and annual cash bonus opportunity under the Amended Annual Bonus Plan will remain unchanged and subject to Board discretion, and that his annual equity awards under the 2017 LTIP will continue to be determined by the Compensation Committee in its sole discretion. The Redman Letter Agreement does not amend or supersede the employment agreement by and between the Company and Mr. Redman, effective April 17, 2013 (the “Redman Employment Agreement”), and confirms that the Redman Employment Agreement shall remain in full effect.
On October 3, 2019, the Company entered into a letter agreement with Mr. Smith memorializing the terms of his revised role as Chief Administrative Officer (the “Smith Letter Agreement”). The Smith Letter Agreement describes Mr. Smith’s responsibilities and compensation as Chief Administrative Officer, including (i) an annualized base salary of $425,000, (ii) eligibility to receive an annual cash bonus under the Amended Annual Bonus Plan with a target value of 65% of his base salary (provided, that his 2019 bonus opportunity will take into account his position, duties and compensation prior to and following his appointment as Chief Administrative Officer and will remain subject to Board discretion) and (iii) continued eligibility to receive annual equity awards under the 2017 LTIP as determined by the Compensation Committee of the Board in its sole discretion. The Smith Letter Agreement contains Mr. Smith’s acknowledgment of and consent to the aforementioned changes and provides that the Smith Employment Agreement, is deemed to be amended by the Smith Letter Agreement to the extent that any provision of the Smith Employment Agreement is inconsistent with the terms of the Smith Letter Agreement. The Smith Letter Agreement was superseded by the 2020 Smith Letter Agreement, which is described in more detail in the section entitled “— Compensation Discussion and Analysis — Letter Agreement with Jeffrey D. Smith,” above.
Letter Agreements with Messrs. Gobe and Holderness
On October 3, 2019, the Company entered into a letter agreement with Mr. Gobe memorializing the terms of his role as Executive Chairman (the “Gobe Letter Agreement”). Pursuant to the Gobe Letter Agreement, Mr. Gobe was entitled to receive an annualized base salary of $450,000 and was eligible (i) to receive an annual cash bonus with a target value of 60% of his base salary under the Amended Annual Bonus Plan (prorated for 2019 based on months of service as Executive Chairman) and (ii) in 2020, to receive an equity award under the 2017 LTIP with a grant date target value of approximately $637,500.
On October 3, 2019, the Company also entered into a letter agreement with Mr. Holderness memorializing the terms of his role as Interim Chief Financial Officer (the “Holderness Letter Agreement”). Pursuant to the Holderness Letter Agreement, Mr. Holderness was entitled to receive an annualized base salary of $500,000 and reimbursement by the Company for reasonable expenses for temporary housing and travel incurred while performing services as Interim Chief Financial Officer. The Holderness Letter Agreement also provided that Mr. Holderness would be eligible (i) to receive an annual cash bonus under the Amended Annual Bonus Plan with a target value of 75% of his base salary (prorated for 2019 based on months of service as Interim Chief Financial Officer) and (ii) in 2020, to receive an equity award under the 2017 LTIP with a grant date target value of approximately $1,000,000. So long as Mr. Holderness had aided in identifying, training and successfully transitioning his successor prior to his termination of employment, he would be eligible to receive a pro-rata bonus for the year in which his employment with the Company terminates, calculated based on the portion of such calendar year that he is employed by the Company and the performance of the Company for that full calendar year.
Both the Gobe Letter Agreement and the Holderness Letter Agreement were canceled as a result of Messrs. Gobe and Holderness entering into the participation agreement under the Amended Executive Severance Plan.
Amended Executive Severance Plan
Messrs. Gobe, Holderness, Schorlemer, Muñoz and Wilson are (or were, in the case of Mr. Holderness) participants in our Amended Executive Severance Plan. For additional information regarding the terms and conditions of this plan please see “— Potential Payments Upon Termination or Change in Control — Second Amended Executive Severance Plan.”
Severance Agreements
The Company entered into separation agreements in 2020 with each of Messrs. Redman, Holderness and Sledge in connection with their respective terminations of employment. For additional information regarding the terms and conditions of those agreements see “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement,” “— Potential Payments Upon Termination or Change in Control — Holderness Separation Agreement” and “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement.”
Modification of Equity Awards
In connection with the termination of employment of each of Messrs. Redman, Holderness and Sledge and pursuant to the terms of their respective separation agreements, the Company modified certain equity awards that had previously been granted to them. For additional information regarding the terms of the modifications and the value thereof see the Summary Compensation Table and Grants of Plan Based Awards Table above, and the footnotes thereto as well as “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement,” “— Potential Payments Upon Termination or Change in Control — Holderness Separation Agreement” and “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement.” The Company also modified the terms of stock options held by Mr. Smith pursuant to the terms of the 2020 Smith Letter Agreement, but there was no modification charge associated with such modifications. For more information regarding the modifications to Mr. Smith’s stock options see “— Compensation Discussion and Analysis — Letter Agreement with Jeffrey D. Smith.”

Outstanding Equity Awards for Fiscal Year Ended December 31, 2020
The following table reflects information regarding outstanding and unvested stock options, RSUs and PSUs held by our Named Executive Officers as of December 31, 2020.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(5) ($)
Phillip A. Gobe	—	—	—	—	282,024	2,084,157	—	—
	—	—	—	—	—	—	846,070	6,252,457
Dale Redman	699,852(1)	—	3.96	3/13/2021	—	—	—	—
	501,540(2)	—	2.25	3/13/2021	—	—	—	—
	59,994(3)	—	14.00	3/13/2021	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Darin G. Holderness	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	154,494	1,141,711
David S. Schorlemer	—	—	—	—	27,210	201,082	—	—
	—	—	—	—	—	—	81,632	603,260
Jeffrey D. Smith	699,852(1)	—	3.96	6/14/2023	—	—	—	—
	310,971(2)	—	2.25	7/19/2026	—	—	—	—
	89,991(3)	29,997	14.00	3/16/2027	—	—	—	—
	—	—	—	—	60,589	447,753	—	—
	—	—	—	—	—	—	152,866	1,129,680
David Sledge	586,755(1)	—	3.96	6/14/2023	—	—	—	—
	231,019(2)	—	2.25	6/14/2023	—	—	—	—
	119,988(3)	—	14.00	6/14/2023	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	52,942	391,241
Adam Muñoz	36,703(3)	12,235	14.00	3/16/2027	—	—	—	—
	—	—	—	—	55,519	410,285	—	—
	—	—	—	—	—	—	158,392	1,170,517
Newton W. “Trey” Wilson III	—	—	—	—	32,690	241,579	—	—
	—	—	—	—	—	—	98,068	724,723

(1)
On June 14, 2013, Messrs. Redman, Smith and Sledge were each granted 699,852 options to purchase our common stock that vested in equal annual installments on June 14, 2014, June 14, 2015, June 14, 2016 and June 14, 2017. Mr. Sledge exercised a portion of such options on March 16, 2017 via “cashless exercise” such that Mr. Sledge did not have to deliver any cash to exercise such stock options but the number of shares of common stock delivered by the Company upon the exercise of such stock options was reduced by the number of shares equal to the value of the exercise price and the applicable tax withholding. In connection with Mr. Redman’s separation and pursuant to the terms of the Redman Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement”), the exercise period for such stock options that were previously granted to Mr. Redman was extended until March 13, 2021, and in connection with Mr. Sledge’s separation and pursuant to the terms of the Sledge Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement”), the exercise period for such stock options that were previously granted to Mr. Sledge was extended until June 14, 2023.
(2)
On July 19, 2016, Messrs. Redman, Smith and Sledge were granted 501,540, 310,971 and 231,019 options to purchase our common stock, respectively, that were originally scheduled to vest in equal installments December 31, 2016, June 30, 2017, December 31, 2017, June 30, 2018, and December 30, 2018. However, in connection with our IPO, we fully accelerated the vesting of the unvested portions of these options. In connection with Mr. Redman’s separation and pursuant to the terms of the Redman Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement”), the exercise period for such stock options that were previously granted to Mr. Redman was extended until March 13, 2021, and in connection with Mr. Sledge’s separation and pursuant to the terms of the Sledge Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement”), the exercise period for such stock options that were previously granted to Mr. Sledge was extended until June 14, 2023.

(3)
These amounts reflect option awards granted under the 2017 LTIP in connection with our IPO on March 16, 2017. Such awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date. In connection with Mr. Redman’s separation and pursuant to the terms of the Redman Separation Agreement (as described below in “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement”), the exercise period for the vested stock options granted to Mr. Redman under the 2017 LTIP was extended until March 13, 2021. The remainder of Mr. Redman’s unvested stock options were forfeited upon his separation, pursuant to the terms of the 2017 LTIP and the applicable award agreement thereunder. In connection with Mr. Sledge’s separation and pursuant to the terms of the Sledge Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement”), the unvested stock options previously granted to Mr. Sledge under the 2017 LTIP were accelerated to fully vest upon his separation, and the exercise period for the vested stock options previously granted to Mr. Sledge under the 2017 LTIP was extended until June 14, 2023.

(4)
The amounts in this column represent RSU awards held by each Named Executive Officer vest pro-rata over the applicable remaining vesting dates as follows, subject to the Named Executive Officer’s continued employment:

Name	Number of Unvested RSUs on 12/31/2020(a)	Remaining Vesting Dates
Phillip A. Gobe	6,185	October 7, 2021 and October 7, 2022
	41,797	February 11, 2021, February 11, 2022, and February 11, 2023
	234,042	March 13, 2021, March 13, 2022, and March 13, 2023
David S. Schorlemer	27,210	October 13, 2021, October 13, 2022 and October 13, 2023
Jeffrey D. Smith	9,634	April 18, 2021
	19,608	March 18, 2021 and March 18, 2022
	31,347	February 11, 2021, February 11, 2022, and February 11, 2023
Adam Muñoz	2,722	April 18, 2021
	5,883	March 18, 2021 and March 18, 2022
	15,000	February 11, 2021, February 11, 2022, and February 11, 2023
	31,914	March 13, 2021 and March 13, 2022, and March 13, 2023
Newton W. “Trey” Wilson III	9,702	October 7, 2021 and October 7, 2022
	22,988	February 11, 2021, February 11, 2022, and February 11, 2023

(a)
Any unvested RSUs held by Mr. Redman were forfeited and cancelled in accordance with the terms of such award and separation agreements in connection with his March 13, 2020 separation, as described below in “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement.” All unvested RSUs held by Mr. Holderness were accelerated and became fully vested upon his separation of employment on October 30, 2020 but will not be settled until the earlier to occur of (i) Mr. Holderness’s death and (ii) the day that is one day after the six-month anniversary of Mr. Holderness’s separation date pursuant to the terms of the Holderness Separation Agreement (described below under “— Potential Payments Upon Termination or Change in Control — Holderness Separation Agreement”). Further, in connection with Mr. Sledge’s separation and pursuant to the terms of the Sledge Separation Agreement (described below under “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement”), a pro-rata portion of the RSUs granted to Mr. Sledge during the 2020 calendar year were vested on December 31, 2020, based on months of service during the applicable vesting period. The remainder of Mr. Sledge’s RSUs were forfeited and cancelled in accordance with the terms of such award and separation agreements in connection with his December 31, 2020 separation.

(5)
The amounts in this column were calculated by multiplying $7.39, the closing price of our common stock on December 31, 2020, by the number of awards reported.

(6)
Pursuant to the applicable SEC rules, the amounts in this column and in the table below reflect the maximum number of PSUs held by each Named Executive Officer which may vest, if at all, based on the performance of the Company’s stock relative to a peer group during the applicable three-year performance period as shown in the below table. The actual number of PSUs earned based on actual performance over the full performance period may range from 0% to 100% of the amount below. All outstanding PSUs, including PSUs granted in 2019 and 2020, were subsequently cancelled and regranted on June 4, 2020 in order to ensure the availability of an exemption from liability under Section 16(b) of the Exchange Act with respect to these awards. No changes were made to the terms of the awards in connection with the cancellation and regranting of such awards other than the date of grant.

Name	Maximum Number of Unvested PSUs on 12/31/2020	Applicable Performance Period End Date
Phillip A. Gobe	18,554	December 31, 2021
	125,390	December 31, 2022
	702,126	December 31, 2022
Darin G. Holderness	29,104	December 31, 2021
	125,390	December 31, 2022
David S. Schorlemer	81,632	December 31, 2022
Jeffrey D. Smith	58,824	December 31, 2021
	94,042	December 31, 2022
David Sledge	52,942	December 31, 2021
Adam Muñoz	17,648	December 31, 2021
	45,000	December 31, 2022
	95,744	December 31, 2022
Newton W. “Trey” Wilson III	29,104	December 31, 2021
	68,964	December 31, 2022

(a)
Any unvested PSUs held by Mr. Redman were forfeited and cancelled in accordance with the terms of such award agreements in connection with his March 13, 2020 separation, as described below in “— Potential Payments Upon Termination or Change in Control — Redman Separation Agreement.” As described below under “— Potential Payments Upon Termination or Change in Control — Holderness Separation Agreement,” the service requirement applicable to all unvested

PSUs held by Mr. Holderness was deemed satisfied as of the date of his separation, and such PSUs remain outstanding and eligible to vest following the end of the applicable performance period based on actual performance achieved. Further, in connection with Mr. Sledge’s separation and pursuant to the terms of the Sledge Separation Agreement (described below under “—Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement”), the PSUs granted to Mr. Sledge in 2019 remain outstanding and eligible to vest following the end of the applicable performance period based on actual performance achieved and any unvested PSUs granted to Mr. Sledge in 2020 were forfeited and cancelled in accordance with the terms of such award agreements in connection with his December 31, 2020 separation.
2020 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Phillip A. Gobe	—	—	15,274	67,382
Dale Redman	—	—	—	—
Darin G. Holderness	—	—	56,349	224,082
David S. Schorlemer	—	—	—	—
Jeffrey D. Smith	—	—	57,412	319,807
David Sledge	—	—	82,612	515,549
Adam Muñoz	—	—	16,550	91,619
Newton W. “Trey” Wilson III	—	—	4,850	20,661

(1)
This column reflects the RSUs and PSUs held by each Named Executive Officer that vested during 2020. The target number of PSUs granted to the Named Executive Officers in 2018 vested. For Mr. Sledge, this column reflects (i) the number of RSUs and the target number of PSUs that vested in 2020 in accordance with terms of the applicable award agreements underlying such awards and (ii) the number of stock options and RSUs that accelerated and became vested pursuant to the terms of the Sledge Separation Agreement (as described below under “— Potential Payments Upon Termination of Change in Control — Sledge Separation Agreement”). For Mr. Holderness, this column reflects (a) the number of RSUs that vested in accordance with terms of the applicable award agreements underlying such awards and (b) the number of RSUs that accelerated and became vested pursuant to the terms of the Holderness Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Holderness Separation Agreement”).

(2)
This column reflects the aggregate market value realized by each Named Executive Officer upon vesting, calculated by multiplying the number of RSUs and PSUs that vested (including shares withheld for tax withholding purposes) by the closing price of our common stock on the applicable vesting date. For Mr. Sledge, this column does not include any value for the 29,997 stock options that accelerated and became vested pursuant to the terms of the Sledge Separation Agreement (as described below under “— Potential Payments Upon Termination or Change in Control — Sledge Separation Agreement”) because the exercise price applicable to such stock options exceeded the closing price of our common stock on the applicable vesting date.

Pension Benefits
We do not sponsor any qualified or non-qualified defined benefit pension plans.
Nonqualified Deferred Compensation
We do not have any non-qualified deferred compensation plans.

Potential Payments upon Termination or Change in Control
Employment and Letter Agreements
On January 1, 2020, we were party to employment agreements with each of Messrs. Smith, Sledge and Wilson. Prior to his March 13, 2020 separation, we were also party to an employment agreement with Mr. Redman, but his severance amounts were not determined in accordance with his employment agreement and are described below under “— Redman Separation Agreement.” As of December 31, 2020, we were not a party to any employment or letter agreements with any of our Named Executive Officers, other than Mr. Sledge, that provide for severance payments or benefits. However, Mr. Sledge’s severance amounts payable in connection with his December 31, 2020 resignation were not determined in accordance with his employment agreement and are described below under “— Sledge Separation Agreement.” Certain of our Named Executive Officers are participants in the Second Amended Executive Severance Plan, which is described in detail below under “— Second Amended Executive Severance Plan.”
Agreement with Mr. Smith
The employment agreement with Mr. Smith provided him with certain severance payments and benefits upon his termination of employment without “Cause” or resignation for “Good Reason” (each as defined in his employment agreement).
Pursuant to the 2020 Smith Letter Agreement and in connection with Mr. Smith’s appointment as Senior Advisor to the Chief Executive Officer, Mr. Smith’s employment agreement was terminated as of March 13, 2020. Mr. Smith is no longer eligible to receive any cash severance benefits upon his termination of employment for any reason. As consideration for the removal of Mr. Smith’s employment agreement, Mr. Smith received the ability to exercise his (i) vested and outstanding stock options under the Stock Option Plan for up to one year following his termination of employment and (ii) vested and outstanding stock options under the 2017 LTIP for up to one year following the date he ceases to provide services to the Company, in each case, using a “cashless exercise” such that Mr. Smith does not have to deliver any cash to exercise such stock options but the number of shares of common stock delivered by the Company upon the exercise of such stock options shall be reduced by the number of shares equal to the value of the exercise price and the applicable withholding. Except as set forth in this subsection, the terms of Mr. Smith’s outstanding equity awards under the 2017 LTIP will continue to be governed by the terms of the award agreements and the 2017 LTIP, as described below under “— Incentive Plan Awards.”
Holderness Agreements
On October 3, 2019, we entered into the Holderness Letter Agreement that provided Mr. Holderness with the eligibility to receive certain severance payments and benefits upon his termination of employment as a “good leaver” (as defined below). Mr. Holderness executed a participation agreement as a Tier 2 Executive under the Amended Executive Severance Plan on April 10, 2020 that superseded and replaced the Holderness Letter Agreement in all respects except with respect to the restrictive covenants set forth in the Holderness Letter Agreement, which survived the termination of the Holderness Letter Agreement.
In addition, Mr. Holderness’s 2019 and 2020 award agreements under the 2017 LTIP provided Mr. Holderness with accelerated vesting of a portion of his RSUs and deemed satisfaction of the service requirement applicable to a portion of his PSUs upon his termination of employment if Mr. Holderness is deemed a good leaver. As used in the RSU and PSU award agreements with Mr. Holderness, “good leaver” generally meant that Mr. Holderness has aided in identifying, training and successfully transitioning his successor prior to his termination of service.
Although Mr. Holderness was a participant in the Amended Executive Severance Plan on the date of his resignation, the severance payments and benefits he received upon his resignation are described under “— Holderness Separation Agreement” rather than described herein with respect to his equity awards or under “— Second Amended Executive Severance Plan.”
Employment Agreement with Mr. Wilson
On September 25, 2019, we entered into the Wilson Employment Agreement that, prior to Mr. Wilson’s execution of a participation agreement under the Executive Severance Plan, provided Mr. Wilson with certain severance payments and benefits upon his termination of employment without “Cause” or resignation for “Good Reason” (each as defined in the Wilson Employment Agreement). However, Mr. Wilson executed a participation agreement as a Tier 3 Executive under the Executive Severance Plan on March 30, 2020 that superseded and replaced the Wilson Employment Agreement in all respects except with respect to the restrictive covenants set forth in the Wilson Employment Agreement, which survived the termination of the Wilson Employment Agreement. See “— Second Amended Executive Severance Plan” below for a description of the severance payments and benefits for which Mr. Wilson is now eligible.
Second Amended Executive Severance Plan
On March 13, 2020, the Board adopted the Executive Severance Plan, pursuant to which the Named Executive Officers are eligible to receive severance payments and benefits, as described in more detail below. On April 10, 2020, the Board adopted the Amended Executive Severance Plan such that the severance amounts payable upon certain terminations of employment are calculated without taking into account any temporary reduction to a participant’s annualized base salary in connection with a general reduction in base salaries that affects all similarly situated employees of the Company in substantially the same proportions, as determined by the Compensation Committee in its sole discretion. In connection with the approval of the 2020 LTIP, on October 23, 2020, the Board adopted the Second Amended Executive Severance Plan, which amends the Amended Executive Severance Plan such that (i) equity awards granted under the 2017 LTIP will continue to be governed by the terms of the 2017 LTIP and the equity awards granted under the 2020 LTIP will be governed by the terms of the 2020 LTIP, (ii) certain defined terms are incorporated by reference to the 2020 LTIP rather than the 2017 LTIP and (iii) participants in the Second Amended Executive Severance Plan are required to comply with certain obligations, including restrictive covenants, as set forth in the award agreements under both the 2017 LTIP and the 2020 LTIP, as applicable.
Following the approval of the Executive Severance Plan, the Amended Executive Severance Plan and the Second Amended Executive Severance Plan, none of the Named Executive Officers other than Mr. Sledge have an employment agreement with the Company, and Messrs. Gobe, Holderness, Schorlemer, Muñoz and Wilson each have entered into a participation agreement with the Company such that Mr. Gobe is a “Tier 1 Executive,” Mr. Holderness was a “Tier 2 Executive,” Mr. Schorlemer is a “Tier 2 Executive” and Messrs. Muñoz and Wilson are each “Tier 3 Executives” in the Second Amended Executive Severance Plan (each quoted term as defined in the Second Amended Executive Severance Plan and described below).
Upon the Named Executive Officer’s termination without “Cause” or a resignation for “Good Reason” (each as defined in the Second Amended Executive Severance Plan and described below), current participants in the Second Amended Executive Severance Plan will be eligible to receive the following benefits:
•
A lump sum cash payment equal to 2.0 (for Tier 1 Executives), 1.5 (for Tier 2 Executives) or 1.0 (for Tier 3 Executives) times the sum of the participant’s (i) annualized base salary then in effect and (ii) target annual bonus for the year in which the termination occurred;

•
Any earned but unpaid bonus for the year preceding the year of termination based on the Company’s actual performance, paid at the time such bonuses are paid to all other executives; and

•
Reimbursement for a portion of the cost of continuation coverage for the participant and his or her spouse and eligible dependents under the Company’s group health plans pursuant to COBRA for 12 months (or 18 months for Tier 1 Executives), unless such coverage is earlier terminated in accordance with the terms of the Second Amended Executive Severance Plan.

Upon a termination without Cause or a resignation for Good Reason within 12 months following a “Change in Control” (as defined in the Second Amended Executive Severance Plan), participants in the Second Amended Executive Severance Plan will be eligible to receive the following benefits:
•
A lump sum cash payment equal to 3.0 (for Tier 1 Executives), 2.0 (for Tier 2 Executives) or 1.5 (for Tier 3 Executives) times the sum of the participant’s (i) annualized base salary then in effect and (ii) target annual bonus as in effect immediately prior to the Change in Control;

•
Any earned but unpaid bonus for the year preceding the year of termination based on the Company’s actual performance, paid at the time such bonuses are paid to all other executives;

•
A lump sum cash payment equal to a prorated target bonus for the year of termination based on days of service during the applicable calendar year; and

•
Full reimbursement of the cost of continuation coverage for the participant and his or her spouse and eligible dependents under the Company’s group health plans pursuant to the COBRA, for 12 months (or 18 months for Tier 1 Executives), unless such coverage is earlier terminated in accordance with the terms of the Second Amended Executive Severance Plan.

Additionally, if a participant’s employment with the Company terminates as a result of his or her death or “Disability” (as defined in the Second Amended Executive Severance Plan), then the participant will be eligible to receive the following benefits:
•
Any earned but unpaid bonus for the year preceding the year of termination based on the Company’s actual performance, paid at the time such bonuses are paid to all other executives; and

•
A lump sum cash payment equal to a prorated target bonus for the year of termination based on days of service during the applicable calendar year.

In order to receive any of the foregoing severance benefits under the Second Amended Executive Severance Plan, a participant must timely execute (and not revoke) a release of claims in favor of the Company and its affiliates. Further, the Second Amended Executive Severance Plan requires continued compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement covenants as set forth in the award agreements under the 2017 LTIP and the 2020 LTIP. If the severance benefits under the Second Amended Executive Severance Plan would trigger an excise tax for a participant under Section 4999 or Section 280G of the Code (“Section 280G”) the Second Amended Executive Severance Plan provides that the participant’s severance benefits will be reduced to a level at which the excise tax is not triggered, unless the participant would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.
As used in the Second Amended Executive Severance Plan, the following terms generally mean:
•
“Cause” generally means the Named Executive Officer’s (i) material breach of the employment agreement or any other agreement with the Company or its affiliates, subject to a 30-day notice and 15-day cure period, (ii) material breach of the Company’s or its affiliates’ policies or code of conduct applicable to the Named Executive Officer, (iii) violation of any law applicable to the workplace or employment relationship, (iv) gross negligence, material misconduct reflecting negatively on the Company, breach of fiduciary duty, fraud, theft or embezzlement, (v) conviction of or plea of nolo contendere to any felony (or state law equivalent) or any crime involving moral turpitude, (vi) material failure or refusal (other than due to Disability) to perform obligations or any lawful director from the Board or an officer of the Company, subject to a 30-day notice and 15-day cure period, (vii) unlawful use or possession of illegal drugs on the Company’s premises or while performing duties, (viii) failure to exercise the degree of care, skill and diligence as employees of ordinary skill and knowledge commonly possess and exercise, subject to a 30-day notice and 15-day cure period, or (ix) failure to act with undivided loyalty to the Company and its affiliates.

•
“Change in Control” has the meaning given to it under the 2020 LTIP, which is the same meaning given to such term under the 2017 LTIP and described below under “— Incentive Plan Awards.”

•
“Good Reason” generally means (i) the material diminution in the Named Executive Officer’s base salary, unless in connection with a general reduction in base salaries that affects all similarly situated employees, (ii) material diminution in the Named Executive Officer’s authority, duties, or responsibilities unless in connection with an internal investigation by the Company (provided that his removal from the board of directors or as an officer of any of the Company’s affiliates shall not constitute Good Reason), (iii) the material breach by the Company of any of its obligations under the agreement or (iv) the Named Executive Officer’s relocation by more than 50 miles from his current place of business, in each case, subject to a 30-day notice period, 15-day cure period and the Named Executive Officer’s resignation within 75 days of the end of the cure period.

•
“Disability” generally means the Named Executive Officer’s inability to perform the essential functions of his job due to physical or mental impairment for a period that exceeds 120 consecutive days or 180 total days in any 12-month period, as determined by the Board.

Stock Option Plan Awards
The stock options granted under the Stock Option Plan are fully vested. The vested and outstanding stock options awarded under the Stock Option Plan will remain outstanding and exercisable for 90 days following a Named Executive Officer’s termination of service without “Cause” or due to his resignation for “Good Reason” and will remain outstanding and exercisable for 12 months following a Named Executive Officer’s termination of service due to his death or “Disability.”
Only Messrs. Redman, Smith and Sledge hold stock options under the Stock Option Plan, and the treatment of such stock options are now governed by their respective separation and letter agreements, as described under the following subsections “— Redman Separation Agreement,” “— Smith Agreements” and “— Sledge Separation Agreement,” respectively.
Incentive Plan Awards
Prior to his resignation, Mr. Holderness’s equity awards under the 2017 LTIP were governed by the terms of the award agreements for Mr. Holderness described above under “— Holderness Agreements.” Mr. Holderness’s equity awards are now governed by the terms of the Holderness Separation Agreement, as described below under “— Holderness Separation Agreement.” All other Named Executive Officers’ equity awards are subject to the following terms. None of the Named Executive Officers held awards under the 2020 LTIP as of December 31, 2020.
Pursuant to the 2017 LTIP, in the event of a termination of employment of a Named Executive Officer due to his death, “Disability” or “Retirement,” (i) all unvested RSUs and stock options that would have vested had the Named Executive Officer continued his service during the 12 months following the termination will vest on such termination or resignation date, and (ii) with respect to any unvested PSUs, if such termination of employment occurs within one year prior to the last day of the applicable performance period, the Named Executive Officer’s unvested PSUs will remain outstanding and eligible to vest at the end of the applicable performance period.
In the event of a termination of a Named Executive Officer by the Company without “Cause” upon or within one year following a “Change in Control,” all unvested RSUs, stock options and PSUs will immediately vest based on performance as of the date of the Change in Control. In the event of a termination of employment of a Named Executive Officer for any other reason, all unvested RSUs and PSUs will be forfeited immediately upon the termination.
To receive the above described severance payments and benefits, the Named Executive Officers must execute a release of claims in favor of the Company and comply with the terms of certain restrictive covenants, including a one-year non-competition and two-year non-solicitation obligation as well as a perpetual confidentiality and non-disparagement obligations.
As used in the 2017 LTIP and the award agreements thereunder, “Cause” and “Disability” generally have the meanings set forth below (except for Mr. Sledge, for whom such terms were defined in his employment agreement). In addition, “Retirement” and “Change in Control” generally have the meanings set forth below.
•
“Cause” generally means the Named Executive Officer’s (i) willful failure to substantially perform his duties, (ii) willful failure to carry out, or comply with, in any material respect any lawful directive of our board of directors, (iii) commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, a plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (iv) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities, (v) commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company or breach of fiduciary duty against the Company or (vi) material breach of the employment agreement or any other agreement with the Company, subject to certain procedural requirements.

•
“Change of Control” generally means (i) any transaction or series of transactions whereby any person, other than the Company, any of its subsidiaries or any Company benefit plan, acquires beneficial ownership of 30% or more of the total combined voting power of the Company’s securities, (ii) the current members of the Board cease to constitute a majority of the Board for any reason, (iii) the consummation by the Company of a merger, consolidation, reorganization or business combination or a sale of all or substantially all of the Company’s assets, unless (a) the Company controls the successor entity, (b) no person owns 50% or more of the combined voting power of the successor entity or (c) the current members of the Board represent the majority of the successor entity’s board or (iv) the tenth day following the complete dissolution of the Company.
•
“Disability” generally means the Named Executive Officer’s inability to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment.

•
“Retirement” generally means the termination of the Named Executive Officer’s employment following his attainment of both (i) age 60 and (ii) ten years of service with the Company or one of its affiliates.

Quantification of Benefits on Termination
The table below quantifies the payments and benefits that would have been paid to our Named Executive Officers pursuant to the terms of the Second Amended Executive Severance Plan (or the 2020 Smith Letter Agreement for Mr. Smith) and the equity award agreements in the event of certain terminations of employment with us, had such terminations occurred on December 31, 2020.

Name	Termination without Cause or Resignation for Good Reason(1) ($)	Termination as a Result of Death, Disability(2) ($)	Termination as a Result of Retirement(3) ($)	Termination Without Cause Within One Year Following a Change in Control(4) ($)	Resignation for Good Reason Within One Year Following a Change in Control(4) ($)
Phillip A. Gobe
Cash Severance(5)	3,200,000	—	—	4,800,000	4,800,000
Pro-Rata Bonus(6)	—	800,000	—	800,000	800,000
COBRA Subsidy(7)	8,223	—	—	20,045	20,045
RSU & PSU Acceleration(8)	—	770,888	770,888	5,210,386	—
Total	3,208,223	1,570,889	770,888	10,830,431	5,620,045
David S. Schorlemer
Cash Severance(5)	1,215,000	—	—	1,620,000	1,620,000
Pro-Rata Bonus(6)	—	79,200	—	79,200	79,200
COBRA Subsidy(7)	6,046	—	—	18,126	18,126
RSU & PSU Acceleration(8)	—	67,027	67,027	502,712	—
Total	1,221,046	146,227	67,072	2,220,038	1,717,326
Jeffrey D. Smith
RSU & PSU Acceleration(8)	—	438,220	438,220	1,012,593	—
Total	—	438,220	438,220	1,012,593	—
Adam Muñoz
Cash Severance(5)	850,000	—	—	1,275,000	1,275,000
Pro-Rata Bonus(6)	—	425,000	—	425,000	425,000
COBRA Subsidy(7)	6,046	—	—	18,126	18,126
RSU & PSU Acceleration(8)	—	222,624	222,624	995,544	—
Total	856,046	647,624	222,624	2,713,670	1,718,126
Newton W. “Trey” Wilson
Cash Severance(5)	700,000	—	—	1,050,000	1,050,000
Pro-Rata Bonus(6)	—	300,000	—	300,000	300,000
RSU & PSU Acceleration(8)	—	224,649	224,649	603,941	—
Total	700,000	524,649	224,649	1,953,941	1,350,000

(1)
Amounts in this column reflect payments made upon termination by the Company without “Cause” or by the Named Executive Officer for “Good Reason.” For Messrs. Gobe, Schorlemer, Muñoz and Wilson, such quoted terms are as defined in the Second Amended Executive Severance Plan, as described above.

(2)
Amounts in this column reflect payments made upon termination as a result of the Named Executive Officer’s death or “Disability.” For Messrs. Gobe, Schorlemer, Muñoz and Wilson, “Disability” is as defined in the Second Amended Executive Severance Plan for the pro-rata bonus payable upon such termination of employment and is as defined in the applicable award agreements for the equity award acceleration, each as described above. For Mr. Smith, “Disability” is as defined in the applicable award agreements, as described above.

(3)
Amounts in this column reflect payments made upon termination as a result of the Named Executive Officer’s “Retirement” (as defined in the applicable award agreements and described above).

(4)
Amounts in this column reflect payments made upon termination by the Company without Cause or by the Named Executive Officer for Good Reason, in each case, within 12 months following a “Change in Control.” As described above under “— Incentive Plan Awards,” RSUs, stock options and PSUs granted under the 2017 LTIP are accelerated in connection with a Named Executive Officer’s termination without Cause within 12 months following a Change in Control but are not accelerated in connection with a Named Executive Officer’s resignation for Good Reason, whether or not such resignation follows a Change in Control.
(5)
Pursuant to the Second Amended Executive Severance Plan, upon termination of employment by the Company without Cause or by the Named Executive Officer for Good Reason, each Named Executive Officer other than Mr. Smith, who is not a participant in the Second Amended Executive Severance Plan, will receive either 2.0 (for Mr. Gobe), 1.5 (for Mr. Schorlemer) or 1.0 (for Messrs. Muñoz and Wilson) times the sum of his annual base salary and the target amount of his annual bonus for the year in which the termination occurs, payable in a lump sum following the termination of employment. Mr. Smith is not a participant in the Second Amended Executive Severance Plan and is not entitled to any cash severance.

(6)
Pursuant to the terms of the Second Amended Executive Severance Plan, upon a termination of employment by the Company without Cause or by the Named Executive Officer for Good Reason, in each case, within one year following a Change in Control, or upon a termination of employment due to the Named Executive Officer’s death or Disability, each of Messrs. Gobe, Schorlemer, Muñoz and Wilson will receive a pro-rata bonus, based upon the number of days each such Named Executive Officer was employed by the Company during the applicable calendar year and achievement of target performance. The target bonuses payable to Messrs. Gobe, Schorlemer, Muñoz and Wilson are included in the table because (i) Messrs. Gobe, Muñoz and Wilson were employed for the full 2020 calendar year and (ii) Mr. Schorlemer’s target bonus was already prorated based upon his service from October 12, 2020 to December 31, 2020. Mr. Smith is not a participant in the Second Amended Executive Severance Plan and is not entitled to a pro-rata target bonus.

(7)
Pursuant to the terms of the Second Amended Executive Severance Plan, upon termination of employment by the Company without Cause or by the Named Executive Officer for Good Reason, the Company will reimburse each of Messrs. Gobe, Schorlemer, Muñoz and Wilson for the difference between the cost of the COBRA premiums and the cost for similarly-situated employees to effect such coverage under the Company’s group health plans for up to 12 months (or 18 months for Mr. Gobe) following such termination, and upon termination of employment by the Company without Cause or by the Named Executive Officer for Good Reason, in each case, within 12 months following a Change in Control, the Company will reimburse each of Messrs. Gobe, Schorlemer, Muñoz and Wilson for the full amount of the COBRA premiums for up to 12 months (or 18 months for Mr. Gobe). The COBRA reimbursement amount is based on the premiums in effect on December 31, 2020 and each applicable Named Executive Officer’s elections in place on such date, which are assumed for purposes of this table to remain the same throughout the period for which the COBRA reimbursement would be available. Mr. Wilson was not a participant in the Company’s medical plans as of December 31, 2020, so no value is included in this table for such benefit. Mr. Smith is not a participant in the Second Amended Executive Severance Plan and is not entitled to any COBRA reimbursements.

(8)
For the RSUs, these amounts are calculated by multiplying the number of RSUs that would have become vested upon the applicable event by $7.39, the closing price of our common stock on December 31, 2020. The unvested stock options have an exercise price of $14.00, which is $6.61 more than the market value of our common stock on December 31, 2020, so the value of any accelerated stock options has not been included in this table. These amounts are calculated for the PSUs by multiplying the number of PSUs that would become vested upon the applicable event by $7.39, the closing price of our common stock on December 31, 2020. The number of PSUs used in such calculation reflects actual performance as of December 31, 2020, which was at target for all outstanding PSUs such that target performance is used for purposes of calculating the value of the PSUs in this table. However, PSUs that vest as a result of a Named Executive Officer’s death, Disability or Retirement will vest based on actual performance as of the end of the applicable performance period, and, as a result, the amounts included reflect estimated payouts of such PSUs.

Redman Separation Agreement
On March 13, 2020, Mr. Redman and the Company entered into the Redman Separation Agreement, pursuant to which Mr. Redman’s employment with the Company terminated on March 13, 2020 (the

“Redman Separation Date”). Under the Redman Separation Agreement, Mr. Redman became entitled to receive the following benefits, subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, including additional restrictive covenants that result in a total of a five-year non-competition and non-solicitation obligation (an increase from the one-year non-competition and three-year non-solicitation obligation set forth in Mr. Redman’s employment agreement):
•
Lump-sum cash payment equal to $38,217 for his accrued but unused vacation days;

•
Extension of the exercise period of Mr. Redman’s stock options granted under the Stock Option Plan and the 2017 LTIP that have become vested and are outstanding as of the Redman Separation Date such that they shall not be forfeited on the 91st day following the Redman Separation Date pursuant to the terms of the applicable plans but instead shall remain outstanding and eligible to vest until the one-year anniversary of the Redman Separation Date;

•
The ability to exercise his vested and unexercised stock options using a “cashless exercise” during the extended exercise period such that Mr. Redman does not have to deliver any cash to exercise such stock options but the number of shares of common stock delivered by the Company upon the exercise of such stock options shall be reduced by the number of shares equal to the value of the exercise price and the applicable tax withholding; and

•
Full reimbursement of the cost of continuation coverage for Mr. Redman, his spouse and his eligible dependents under the Company’s group health plans pursuant to COBRA for 18 months following the Redman Separation Date, or if earlier, the date Mr. Redman becomes covered under the group health plan of another employer.

Mr. Redman forfeited all unvested equity awards in connection with his separation pursuant to the terms of the 2017 LTIP.
The table below quantifies the value of the payments and benefits received by Mr. Redman pursuant to the Redman Separation Agreement.
Type of Benefits	Severance Payments ($)
Vacation Payout	38,217
Stock Option Extension(1)	679,239
COBRA Subsidy(2)	20,045
Total	737,501

(1)
The value of the stock option extension is equal to the fair value upon modification of such awards, calculated in accordance with FASB ASC Topic 718.

(2)
The COBRA reimbursement amount is based on the premium in effect on the Redman Separation Date and Mr. Redman’s elections in place on such date, which are assumed for purposes of this table to remain the same throughout the 18-month period for which the COBRA reimbursement would be available.

Holderness Separation Agreement
On October 23, 2020, Mr. Holderness and the Company entered into the Holderness Separation Agreement, pursuant to which Mr. Holderness’s employment with the Company terminated on October 30, 2020 (the “Holderness Separation Date”). Under the Holderness Separation Agreement, Mr. Holderness was removed as a participant in the Second Amended Executive Severance Plan and became entitled to receive the following benefits, subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, including obligations with respect to confidentiality, non-competition, non-solicitation and non-disparagement:
•
Lump-sum cash payment equal to $11,175 for his accrued but unused vacation days;

•
Accelerated vesting of the 9,702 RSUs granted on October 7, 2019 that remain outstanding as of the Holderness Separation Date and the 41,797 RSUs granted on February 11, 2020, in each case, under the 2017 LTIP, which will be settled upon the earlier to occur of (i) the date that is one day following the six-month anniversary of the Holderness Separation Date and (ii) Mr. Holderness’s death;

•
Deemed satisfaction of the service requirement with respect to all 14,552 target PSUs originally granted on October 7, 2019 and 41,797 target PSUs originally granted on February 11, 2020, in each case, under the 2017 LTIP, such that such PSUs will remain outstanding and eligible to vest based on the Company’s actual performance over the relevant performance period and such vested PSUs, if any, shall be settled at the time originally specified in the applicable award agreement; and

•
Payment of reasonable legal costs incurred by Mr. Holderness during the negotiation of the Holderness Separation Agreement.

In addition to the above described severance payments and benefits received by Mr. Holderness pursuant to the Holderness Separation Agreement, the Company also granted Mr. Holderness a discretionary cash bonus for 2020 in light of his exemplary work during 2020.
The table below quantifies the value of the payments and benefits received by Mr. Holderness pursuant to the Holderness Separation Agreement.
Type of Benefits	Severance Payments ($)
Vacation Payout	11,175
RSU Acceleration(1)	203,421
PSU Acceleration(1)	222,579
Attorneys’ Fees	5,366
Discretionary Cash Bonus(2)	279,340
Total	721,881

(1)
For the RSUs and PSUs, this amount is calculated by multiplying the number of RSUs that were vested on the Holderness Separation Date by $3.95, the closing price of our common stock on the Holderness Separation Date. The number of PSUs used in such calculation reflects actual performance as of December 31, 2020, which was at target for all outstanding PSUs such that target performance is used for purposes of calculating the value of the PSUs in this table. However, Mr. Holderness’s PSUs will vest based on actual performance as of the end of the applicable performance period, and, as a result, the amounts included reflect estimated payouts of such PSUs.

(2)
The Company elected to pay a discretionary annual cash bonus to Mr. Holderness for his exemplary work during 2020.

Sledge Separation Agreement
On December 17, 2020, Mr. Sledge and the Company entered into the Sledge Separation Agreement pursuant to which Mr. Sledge’s employment with the Company terminated on December 31, 2020 (the “Sledge Separation Date”). Pursuant to the terms of the Sledge Separation Agreement, Mr. Sledge became entitled to receive the following benefits, subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, including additional restrictive covenants that result in a total of a five-year non-competition and non-solicitation obligation (an increase from the one-year non-competition and three-year non-solicitation obligation set forth in Mr. Sledge’s employment agreement)::
•
Lump-sum cash payment equal to $44,952 for his accrued but unused vacation days;

•
Cash severance equal to $1,015,000, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the period beginning on the expiration of the release revocation period and ending on the first anniversary of the Sledge Separation Date;

•
Satisfaction of the service requirement for his annual bonus under the Bonus Plan for the 2020 calendar year, such that Mr. Sledge’s 2020 bonus, equal to $316,585, was based on actual performance for the 2020 calendar year and paid to Mr. Sledge at the time such bonuses were paid to other participants in the Bonus Plan;

•
Reimbursement for the difference between the cost of continuation coverage for Mr. Sledge, his spouse and eligible dependents, if any, under the Company’s group health plans pursuant to COBRA and the employee contribution amount that current employees of the Company pay to elect the same or similar coverage under such group health plans for up to 18 months following the Sledge Separation Date;

•
Accelerated vesting as of the Sledge Separation Date of 29,997 stock options granted on March 16, 2017 under the 2017 LTIP that are scheduled to vest during the one-year period following the Sledge Separation Date in accordance with the terms of the applicable award agreements governing such awards;

•
Accelerated vesting as of the Sledge Separation Date of 30,034 RSUs granted under the 2017 LTIP that are scheduled to vest during the one-year period following the Sledge Separation Date in accordance with the terms of the applicable award agreements governing such awards;

•
Deemed satisfaction of the service requirement with respect to the 26,012 target PSUs originally granted on April 18, 2018 under the 2017 LTIP, such that such PSUs vested on December 31, 2020 in accordance with the terms of the applicable award agreement governing such award and were settled based on the Company’s actual performance over the applicable performance period at the time originally specified in the applicable award agreement;

•
Deemed satisfaction of the service requirement with respect to the 26,471 target PSUs originally granted on March 18, 2019 under the 2017 LTIP, such that such PSUs will remain outstanding and eligible to vest based on the Company’s actual performance over the relevant performance period and such vested PSUs, if any, shall be settled at the time originally specified in the applicable award agreement;

•
Extension of the exercise period of Mr. Sledge’s stock options granted under the Stock Option Plan and the 2017 LTIP that have become vested and are outstanding as of the Sledge Separation Date such that they shall not be forfeited on the 91st day following the Sledge Separation Date pursuant to the terms of the applicable plans but instead shall remain outstanding and eligible to vest until June 14, 2023; and

•
Payment of reasonable legal costs incurred by Mr. Sledge for a review of the Sledge Separation Agreement.

Upon the Sledge Separation Date, Mr. Sledge forfeited all other unvested equity awards in connection with his separation pursuant to the terms of the 2017 LTIP.
The table below quantifies the value of the payments and benefits received or to be received by Mr. Sledge pursuant to the Sledge Separation Agreement.
Type of Benefits	Severance Payments ($)
Vacation Payout	44,952
Cash Severance	1,015,000
2020 Annual Bonus Payout	316,585
COBRA Subsidy(1)	11,724
RSU Acceleration(2)	221,951
PSU Acceleration(2)	387,849
Stock Option Extension(3)	1,400,783
Attorneys’ Fees	11,534
Total	3,410,378

(1)
The COBRA reimbursement amount is based on the premium in effect on the Sledge Separation Date and Mr. Sledge’s elections in place on such date, which are assumed for purposes of this table to remain the same throughout the 18-month period for which the COBRA reimbursement would be available.

(2)
For the RSUs and PSUs, these amounts are calculated by multiplying the number of RSUs and PSUs that were vested on the Sledge Separation Date by $7.39, the closing price of our common stock on the Sledge Separation Date. The number of PSUs that were granted in 2019 and remain outstanding and eligible to vest based on actual performance used in such calculation reflects actual performance as of December 31, 2020, which was at target such that target performance is used for purposes of calculating the value of the PSUs in this table. However, Mr. Sledge’s PSUs will vest based on actual performance as of the end of the applicable performance period, and, as a result, the amounts included reflect estimated payouts of such PSUs. The unvested stock options have an exercise price of $14.00, which is $6.61 more than the market value of our common stock on the Sledge Separation Date, so the value of any accelerated stock options has not been included in this table.

(3)
The value of the stock option extension is equal to the fair value upon modification of such awards, calculated in accordance with FASB ASC Topic 718.

CEO Pay Ratio
2020 CEO Pay Ratio
As of December 31, 2020, the Company employed approximately 1,100 people, all in the United States. Using a consistently applied compensation measure, we determined as of December 31, 2020 the total annual cash compensation of each of our employees (excluding our Former Chief Executive Officer), and then identified the “median employee” within our employee population.
To identify the median compensated employee, we used total annual cash compensation, including base salary, actual bonus paid and overtime and allowances, as applicable. Salaries were annualized for those full- and part-time employees who did not work for the full year. Reasonable estimates of cash compensation were made for those employees who were hired during 2020 using current base salary and target bonus amounts and any overtime or allowances paid during 2020. Once the median employee was identified, we determined his or her annual total compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC rules, which resulted in annual total compensation for the median employee equal to $86,000 for 2020. This calculation is the same calculation used to determine total compensation for purposes of the 2020 Summary Compensation Table with respect to each of the Named Executive Officers.
Our Chief Executive Officer’s 2020 total compensation was $5,105,198. Therefore, the ratio of our Chief Executive Officer’s compensation to the median employee’s compensation was approximately 59 to 1 for 2020.
SEC rules do not specify a single methodology for identification of the median employee, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.
Equity Compensation Plan Information
The table below sets forth information regarding awards outstanding under the Stock Option Plan, the 2017 LTIP, and the 2020 LTIP, as of December 31, 2020:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,384,988	$4.82	4,749,831

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans not approved by security holders	—	—	—
Total	6,384,988	$4.82	4,749,831

(1)
Includes 3,622,763 option awards granted under the Stock Option Plan; 577,578 option awards, 1,165,369 RSU awards and 1,003,886 PSU awards (assuming achievement of target payout of 100%) granted under the 2017 LTIP; and 15,392 PSUs granted under the 2020 LTIP. The weighted average exercise price in column (b) does not take the RSU awards or PSU awards into account.

(2)
This column reflects the number of awards that remain available for future issuance pursuant to the 2020 LTIP as of December 31, 2020. No further awards may be granted under the Stock Option Plan or the 2017 LTIP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Stockholders
The following table presents certain information as of March 22, 2021, based on 102,057,815 shares of common stock outstanding as of such date, as to:
•
each stockholder known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•
each director and director nominee,

•
each Named Executive Officer, and

•
all current directors and executive officers as a group.

	Shares Beneficially Owned
	Number	Percentage
Name of Beneficial Owner(1)
5% Stockholders
Pioneer Natural Resources Company(2)	16,600,000	16.3%
BlackRock, Inc.(3)	12,746,812	12.5%
THRC Holdings, L.P.(4)	7,601,133	7.4%
The Vanguard Group(5)	8,328,812	8.2%
Directors and Named Executive Officers(6)
Phillip A. Gobe	69,171	*
David S. Schorlemer(7)	—	*
Darin G. Holderness(7)	54,440	*
David Sledge(8)	1,038,472	1.0%
Adam Muñoz	66,872	*
Newton W. “Trey” Wilson III	9,059	*
Dale Redman(9)	371,200	*
Jeffrey D. Smith(10)	370,080	*
Spencer D. Armour III	647,289	*
Mark S. Berg	12,274	*
Anthony J. Best	48,363	*
Michele V. Choka	37,573	*
Alan E. Douglas	54,515	*
G. Larry Lawrence	15,392	*
Jack B. Moore	54,515	*
All Directors and Executive Officers as a group (12 persons)	1,039,822	1.0%

*
Less than 1%.

(1)
Unless otherwise indicated, the address for each beneficial owners in this table is c/o ProPetro Holding Corp., 1706 S. Midkiff, Midland, Texas 79701.

(2)
Based on a Schedule 13D filed on January 7, 2019. Represents shares of our common stock beneficially owned by Pioneer. The shares of our common stock are directly owned by Pioneer Natural Resources Pumping Services LLC, a wholly owned subsidiary of Pioneer Natural Resources USA, Inc., which is a wholly owned subsidiary of Pioneer. The address of Pioneer and its subsidiaries is 5205 N. O’Connor Blvd., Suite 200, Irving, Texas 75039-3746.

(3)
Based on a Schedule 13G filed on January 26, 2021. Represents shares of our common stock held by

BlackRock, Inc. and certain of its affiliates, referred to collectively as BlackRock. BlackRock has sole voting power over 12,564,718 shares and sole dispositive power over 12,746,812 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.
(4)
Based on a Schedule 13D Filed on January 19, 2021. Represents 7,601,133 shares over which THRC Holdings, L.P. has shared voting power and shared dispositive power. The address for THRC Holdings, L.P. is 17018 IH 20, Cisco, Texas 76437.

(5)
Based on a Schedule 13G/A Filed on February 10, 2021. Represents (i) 0 shares over which The Vanguard Group has sole voting power (ii) 81,314 shares over which The Vanguard Group has shared voting power, (iii) 8,185,561 over which The Vanguard Group has sole dispositive power, and (iv) 143,251 over which The Vanguard Group has shared dispositive power. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
For each officer and director, includes shares of common stock that are issuable pursuant to options that are currently exercisable or exercisable within 60 days, and RSUs that are eligible to vest within 60 days.

(7)
On October 23, 2020, Mr. Holderness resigned from his position as Chief Financial officer and Mr. Schorlemer was appointed as Chief Financial Officer.

(8)
Mr. Sledge resigned from his position as Chief Operating Officer on December 31, 2020. Based on information set forth in a Form 4 filed with the SEC on August 26, 2020.

(9)
Mr. Redman resigned from his position as Chief Executive Officer on March 13, 2020. Includes 371,200 shares of the Company’s common stock pledged by Mr. Redman pursuant to a pledge agreement dated January 18, 2017, as amended by a letter agreement dated August 18, 2020.

(10)
Mr. Smith ceased serving as an executive officer on March 13, 2020 but serves as a Special Advisor to the Chief Executive Officer.

Executive Officers
Our executive officers serve at the direction of our Board. All of our executive officers and certain other key officers are listed in the following table, and certain information concerning those officers, except for Mr. Gobe, who is a member of the Board, follows the table:
Name	Age	Position with ProPetro Holding Corp.	Executive Officer Since
Phillip A. Gobe	68	Chief Executive Officer and Chairman of the Board	2019
David S. Schorlemer	54	Chief Financial Officer	2020
Adam Muñoz	38	Chief Operating Officer	2020
Newton W. “Trey” Wilson III	70	General Counsel and Corporate Secretary	2019
Elo Omavuezi	38	Chief Accounting Officer	2019
Samuel D. Sledge	34	Chief Strategy and Administrative Officer	2020
David S. Schorlemer
David S. Schorlemer began serving as a Special Advisor to the Chief Financial Officer on October 12, 2020 until his appointment as Chief Financial Officer as of October 23, 2020. Mr. Schorlemer has two decades of experience in senior level positions in public and private companies. He most recently served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Basic Energy Services, Inc., a Fort Worth, Texas based oilfield services company, from September 2018 until joining the Company. Prior to that, he served as the Chief Financial Officer of Gulf Island Fabrication, Inc. from January 2017 to August 2018. His work history also includes serving as Chief Financial Officer for three oilfield services companies: GR Energy Services Management, LP from January 2016 to December 2016, Stallion Oilfield Holdings, Inc., September 2004 to December 2015 and Q Services, Inc. from July 1997 until its merger with Key Energy Services, Inc. in July 2002. He also held the role of vice president, marketing and strategic planning for Key Energy Services, Inc. from July 2002 to September 2004. Mr. Schorlemer earned his Bachelor of Business Administration degree in finance from The University of Texas, and his Master of

Business Administration from Texas A&M University. Mr. Schorlemer serves as a director of Performance Multi-Flow Solutions, LLC and as an advisor to Luminous Biosciences.
Newton W. “Trey” Wilson III
Trey Wilson has served as our General Counsel and Corporate Secretary since September 2019. Mr. Wilson served as the Chief Executive Officer of WLP/Westex Well Services & Wilson Systems from April 2018 to September 2019. Mr. Wilson previously served as the President and Chief Executive Officer of MBI Energy Services from July 2016 to March 2018. From 2005 to May 2015, Mr. Wilson served in various roles for Key Energy Services, Inc., including Executive Vice President and Chief Operating Officer and, prior to that, Senior Vice President, General Counsel and Secretary. Mr. Wilson also served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation from 2000 to 2005. Mr. Wilson has completed the Harvard Business School Executive Leadership Program, holds a Bachelor of Business Administration from Southern Methodist University, and holds a Juris Doctor from the University of Texas.
Elo Omavuezi
Elo Omavuezi has served as our Chief Accounting Officer since October 2019. Mr. Omavuezi previously served as the Director of Financial Reporting and Technical Accounting of the Company from April 2017 to October 2019. Prior to that, Mr. Omavuezi had over 10 years of accounting, internal controls and management experience serving publicly listed companies in the oilfield service and construction industries during his time with Deloitte. Mr. Omavuezi was previously employed by Deloitte as an Audit Manager from June 2014 to April 2017 and an Audit Senior from January 2007 to April 2014. Mr. Omavuezi holds a Bachelor of Science in Accounting from the University of Benin and a Master’s degree in Finance and Investment with Distinction from Brunel University and is a Certified Public Accountant.
Samuel D. Sledge
Samuel D. Sledge has served as our Chief Strategy and Administrative Officer since March 2020. Mr. Sledge has significant experience with ProPetro, having joined the Company in 2011. Mr. Sledge has served in various capacities throughout his tenure such as a Frac Technical Specialist and Technical Operations Manager where his duties included quality control, planning and logistics, and the development of the engineering program. Mr. Sledge has most recently served as the Vice President of Finance, Corporate Development, and Investor Relations where his responsibilities included financial planning and analysis, strategic initiatives and investor relations. Mr. Sledge received a Bachelor of Business Administration and a Masters of Business Administration from Baylor University.
Adam Muñoz
Adam Muñoz has served as our Chief Operating Officer since January 2021, and prior to that, he served as Senior Vice President of Operations since March 2020. Mr. Muñoz joined the Company in 2010 to initiate ProPetro’s Permian pressure pumping operation. Prior to joining ProPetro, Mr. Muñoz held sales and operations roles at Frac Tech Services and Weatherford International. Since joining ProPetro, Mr. Muñoz has served as the Director of Business Development and Technical Services where he was responsible for overseeing the growth of the hydraulic fracturing operations as well as managing the department’s day-to-day technical services. Mr. Muñoz has most recently served as the Vice President of Frac Services where his duties included leading the hydraulic fracturing division through specific efforts to increase operational efficiencies and maximize financial productivity. Mr. Muñoz received a Bachelor of Business Marketing from the University of Texas at the Permian Basin.

PROPOSAL 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are asking stockholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. As described above in “Compensation Discussion and Analysis,” the Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•
Reward our Named Executive Officers for exceptional performance and ensure there is accountability for poor performance.

•
Align the interests of our Named Executive Officers with those of our stockholders.

•
Provide flexibility to respond to changing circumstances.

•
Ensure the compensation we provide our Named Executive Officers is industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success.

•
Design a compensation program that is internally consistent and equitable.

We urge stockholders to read the section entitled “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the section entitled “Executive Compensation” and the compensation tables and narrative included therein beginning on page 38, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has and will contribute to the Company’s recent and long-term success.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following resolution at the annual meeting:
RESOLVED, that the stockholders of ProPetro Holding Corp. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2021 annual meeting.
Vote Required
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
The affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, online or by proxy, and entitled to vote is required to approve this Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions will have the same effect as a vote “AGAINST” Proposal No. 2. Broker non-votes will have no effect on Proposal No. 2.
We currently intend to hold the next non-binding advisory vote to approve the compensation of our Named Executive Officers at our 2022 annual meeting of stockholders, unless our Board modifies its policy of holding this vote on an annual basis.
Board Recommendation
The Board unanimously recommends a vote “FOR” this Proposal No. 2.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Deloitte & Touche LLP was appointed by the Audit Committee in accordance with its charter.
In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests. The Audit Committee has pre-approved all services provided by Deloitte & Touche LLP.
It is expected that one or more representatives of Deloitte & Touche LLP will be available to participate in the 2021 annual meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.
Vote Required
The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, online or by proxy, and entitled to vote. As a result, abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.
Board Recommendation
The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

OTHER MATTERS
Certain Relationships and Related Party Transactions
Related Party Transactions
Corporate Office Building
The Company rented its corporate office building and the associated real property from PD Properties, an entity in which Dale Redman (our Former Chief Executive Officer) has an equity interest. The rent expense on our corporate office building was approximately $0.1 million per year. In April 2020, the Company acquired the corporate office building and associated real property for approximately $1.5 million.
Operations and Maintenance Yards
The Company also rents five yards from South Midkiff Partners, LLC, an entity jointly owned by Dale Redman, David Sledge (our Former Chief Operating Officer), Jeff Smith (our former executive officer), and Spencer Armour (a director) and total annual rent expense for each of the five yards was approximately $0.03 million, $0.03 million, $0.1 million, $0.1 million, and $0.2 million, respectively. The Company also leased a drilling yard from Sledge Ranches, LTD, in which David Sledge has an equity interest, and the lease expense during the year ended December 31, 2020 was approximately $0.11 million. In November 2020, we terminated the drilling yard lease.
We lease a property adjacent to our corporate headquarters from 4 Industrial Loop Partners, LLC, an entity wholly owned by an affiliate of Bandera Ventures. We paid approximately $0.4 million under the lease for the year ended December 31, 2020. The lease has a remaining term of approximately three years. Mr. Blackwell, one of our former directors, through his approximately 33% interest in Bandera Ventures, may be deemed an indirect beneficiary of this lease.
Transportation and Equipment Rental
Adam Muñoz, our Chief Operating Officer, has a family relationship with an officer of Pro Pump Inc., an entity that provides equipment maintenance and repair services to the Company. The Company incurred approximately $1.2 million for the year ended December 31, 2020 for equipment maintenance and repair services from Pro Pump Inc.
Adam Muñoz, our Chief Operating Officer, also has a family relationship with an employee of J&M Burns Transportation, an entity that provides transportation services to the Company. The employee receives a portion of his compensation from J&M Burns Transportation based on the amount of services sold by him to customers, including the Company. The Company incurred approximately $17.0 million in expense for the year ended December 31, 2020 for services provided to the Company by J&M Burns Transportation.
Executive Officer Family Members
Oscar J. Dominguez is our Vice President of Frac Technical Services and the father-in-law of Adam Muñoz. Mr. Dominguez received total compensation of approximately $896,000 for his services for the year ended December 31, 2020 (including $787,000 cash compensation and $109,000 non-cash equity compensation).
Oscar M. Dominguez is our Vice President of Frac Operations and the brother-in-law of Adam Muñoz. Mr. Dominguez received total compensation of approximately $1,000,000 for his services for the year ended December 31, 2020 (including $981,000 cash compensation and $109,000 non-cash equity compensation).
Roger Dominguez is our Acid Logistics Manager and the brother-in-law of Adam Muñoz. Mr. Dominguez received total compensation of approximately $209,000 for his services for the year ended December 31, 2020 (including $204,000 cash compensation and $5,000 non-cash equity compensation).

Jordan Frosch was our Vice President of Sales and Marketing until October 26, 2020 and the son-in-law of Dale Redman. Mr. Frosch received total compensation of approximately $225,000 for his services for the year ended December 31, 2020 (including $206,000 cash compensation and $19,000 non-cash equity compensation).
Samuel D. Sledge is our Chief Strategy and Administrative Officer and the son of David Sledge, our former Chief Operating Officer. Samuel D. Sledge received total compensation of approximately $565,000 for his services for the year ended December 31, 2020 (including $550,000 cash compensation and $15,000 non-cash equity compensation).
Pioneer
On December 31, 2018, we consummated the purchase of certain pressure pumping assets and real property in connection with the Pioneer Pressure Pumping Acquisition. In connection with the consummation of the Pioneer Pressure Pumping Acquisition and effective January 1, 2019, we became a long-term service provider to Pioneer, providing pressure pumping and related services for a term of up to 10 years. Revenue from services provided to Pioneer (including idle fees) accounted for approximately $335.4 million during the year ended December 31, 2020. In connection with the Pioneer Pressure Pumping Acquisition, the Company agreed to reimburse Pioneer for our portion of the retention bonuses paid to former Pioneer employees that were subsequently employed by the Company. During year ended December 31, 2020, the Company fully reimbursed Pioneer approximately $2.7 million for our portion of the retention bonuses paid to former Pioneer employees that were subsequently employed by the Company.
Sand Supply Agreement
In November 2017, we entered into a five-year extension to an existing sand supply agreement to provide Texas-sourced frac sand (“Texas sand”). Texas sand provided under the supply agreement will primarily be sourced from a mine located on land owned by entity in which Dale Redman owns a 44% noncontrolling equity interest. Accordingly, Mr. Redman may be considered an indirect beneficiary of payments made under the lease between our supplier and the landowner. The supply agreement was negotiated by officers of the Company without the involvement of Mr. Redman and reviewed and approved by the Audit Committee pursuant to its authority under our Related Party Transaction Policy. In considering the approval of the supply agreement, the Audit Committee retained independent legal and commercial expertise to assist in the evaluation of the agreement’s commercial terms. Following its evaluation, the Audit Committee determined that the pricing and other provisions of the agreement reflected market terms, that the agreement reflected an arm’s length negotiation, and that entry into the agreement was advisable and in the best interests of the Company. For the year ended December 31, 2020, the Company purchased approximately $11.8 million of Texas sand under the supply agreement, and Mr. Redman was an indirect beneficiary of approximately $0.4 million in estimated royalty payments.
Policies and Procedures for Related Party Transactions
Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates, among others, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are required to report to the Audit Committee chair any such related person transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of our certificate of incorporation. If we should discover related person transactions that have not been approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, revision or termination of such transaction.
Other Matters
A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on March 22, 2021 without charge by calling Investor Relations at (432) 688-0012 or writing to the address below:
ProPetro Holding Corp.
P.O. Box 873
Midland, Texas 79702
Attn: General Counsel and Corporate Secretary
A reasonable fee will be charged for copies of exhibits. You may also access our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the SEC at www.propetroservices.com.
The persons designated to vote shares covered by our Board’s proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.
Deadline for Receipt of Stockholder Proposals
If you want to present a proposal of business or nominate persons for election to the Board at the 2022 annual meeting of stockholders or nominate a person for election to the Board at such meeting, you must give us written notice no later than the close of business on February 16, 2022 and no earlier than the opening of business on January 17, 2022, and follow the procedures outlined in our Bylaws. You may request a copy of the provisions of the Bylaws governing the requirements for notice at the below address. If the date of the 2022 annual meeting of stockholders is more or less than 30 days from May 17, 2022, the one year anniversary of the 2021 annual meeting of stockholders, your notice of a proposal will be timely if we receive it no earlier than the opening of business on the 120th day before the actual date of such meeting and no later than the later of (i) the close of business on the 90th day before the actual date of such meeting and (ii) the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public. SEC rules permit management to vote proxies in its discretion in certain cases if a stockholder does not comply with this deadline and, in certain other cases notwithstanding a stockholder’s compliance with this deadline.
If you wish to submit a proposal to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, you must submit the proposal so that it is received by November 26, 2021. If the date of the 2022 annual meeting of stockholders is more than 30 days from May 17, 2022, the one-year anniversary date of the 2021 annual meeting of stockholders, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting.
In each case, your notice should be sent in writing to our General Counsel and Corporate Secretary at our principal executive offices at 1706 S. Midkiff, Midland, Texas 79701.

PROPETRO HOLDING CORP.PROXY FOR ANNUAL MEETING TO BE HELD ON MAY 17, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned stockholder hereby appoints each of Phillip A. Gobe and Newton W. Wilson III as attorney and proxy for the undersigned, with the power to appoint his substitute, to represent and to vote all the shares of common stock of PROPETRO HOLDING CORP. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held via virtual-only meeting format on Monday, May 17, 2021 at 10:00 A.M. Central Time and at any postponements, continuations or adjournments thereof (the “Annual Meeting”). In their discretion, the proxies are authorized to vote upon (i) the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (ii) any matter that the Board of Directors of the Company did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (iii) any other matter that may properly come before the Annual Meeting or any postponements, continuations or adjournments thereof.This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees set forth in PROPOSAL 1 and “FOR” PROPOSALS 2 and 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (IMPORTANT — This Proxy must be signed and dated on the reverse side.) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 17, 2021.The Proxy Statement and our 2020 Annual Report to Stockholders are available at: http://www.viewproxy.com/propetro/2021

Please mark your votes like this ☒

Vote on Proposals

1. Election of Directors

Nominees		Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees
01 Phillip A. Gobe	05 Michele V. Choka	☐	☐
02 Spencer D. Armour III	06 Alan E. Douglas		
03 Mark S. Berg	07 G. Larry Lawrence		
04 Anthony J. Best	08 Jack B. Moore		

____

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

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   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Date: ____________________

____

Signature

____

Signature (if held jointly)

PROPETRO HOLDING CORP.

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

INTERNET

Vote Your Proxy on the Internet:

www.AALVote.com/PUMP

TELEPHONE

Vote Your Proxy by Phone: Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

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Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Please mark your votes like this The Board of Directors recommends a vote FOR all nominees in Proposal 1.The Board of Directors recommends a vote FOR Proposals Vote on ProposalsElection of Directors 01 Phillip A. Gobe02 Spencer D. Armour III 03 Mark S. Berg04 Anthony J. Best05 Michele V. Choka 06 Alan E. Douglas 07 G. Larry Lawrence 08 Jack B. MooreVote FOR all nominees (except as marked)Vote WITHHELDfrom all nomineesTo approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. FOR AGAINSTABSTo ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021. FOR AGAINSTABSTAINTo withhold authority tovote for any individual nominee(s), mark “Vote FOR all nominees (except as marked)” and write the number(s) of the ominee(s) on the line below.ateSignatureAddress Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) Please indicate if you plan to attend this meeting Signature (if held jointly)NOTE: Please mark, date and sign this proxy card and return it in the accompanying envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.CONTROL NUMBERPLEASE DETACH ALONG RFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.PROPETRO HOLDING CORP.As a stockholder of ProPetro Holding Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on May 16, 2021.CONTROL NUMBERPROXY VOTING INSTRUCTIONSPlease have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: www.AALVote.com/PUMP Have your proxy card available when you access the above website. Follow the prompts to vote your shares. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.